   As filed with the Securities and Exchange Commission on October 3, 2000.

                                                    Registration No. 333-37802
   ===========================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                    --------------------------------------


                       Pre-Effective Amendment No. 2 to
                                   FORM SB-2


                            REGISTRATION STATEMENT
                                     UNDER
                            SECURITIES ACT OF 1933
                  ------------------------------------------

                        XML - GLOBAL TECHNOLOGIES, INC.
                 --------------------------------------------
                (Name of small business issuer in its Charter)

 Colorado                              7371                84-1434313
--------------------------------   -----------------     --------------
(State or other jurisdiction of    (Primary Standard     (IRS Employer
incorporation or organization)     Industrial Classifi-  Identification
cation Code Number)      Number)

   1818 Cornwall Avenue, Suite 9, Vancouver, British Columbia Canada V6J 1C7
                  (800) 201-1848 (tel)  (604) 717-1107 (fax)
   -------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                    Peter Shandro, Chief Executive Officer
                            1818 Cornwall, Suite 9
                        Vancouver, B.C. Canada V6J 1C7
                  (800) 201-1848 (tel)   (604) 717-1107 (fax)
    -----------------------------------------------------------------------
 (Name, address, including zip code, and telephone number of agent for service of process)

                                  Copies to:

                           Clifford L. Neuman, Esq.
                             Neuman & Drennen, LLC
                              1507 Pine Street,
                           Boulder, Colorado  80302
                  (303) 449-2100 (tel)   (303) 449-1045 (fax)
              --------------------------------------------------


         Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.    [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]

                        Calculation of Registration Fee



                                        Proposed  Proposed
                                         Maximum   Maximum
Title of Each Class                     Offering  Aggregate     Amount of
of Securities to be        Amount to    Price Per  Offering   Registration
    Registered           be Registered  Share (1) Price (1)        Fee
--------------------     -------------- --------- ---------   ------------
Common Stock, $.001
par value:
                         24,335,000(2)  $1.50(3) $36,502,500     $9,636.66
                                                  ----------      --------
TOTAL:                                            $36,502,500    $9,636.66


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Includes 9,730,000 shares of common stock that may be acquired upon exercise of warrants and options held by the Selling Securityholders and 14,605,000 shares of common stock which have been issued directly to the Selling Securityholders.

(3) Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the aggregate exercise price of the warrants and the market value of the common stock.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        XML - Global Technologies, Inc.


                             Cross-Reference Index




     Item No. and Heading
         In Form SB-2                           Location
     Registration Statement                  In Prospectus
     ----------------------                  -------------

1.   Forepart of the Registration            Forepart of Registration
     Statement and Outside Front Cover       Statement and Outside Front
     Page of Prospectus                      Cover Page of Prospectus

2.   Inside Front and Outside Back Cover     Inside Front and Outside Back
     Pages of Prospectus                     Cover Pages of Prospectus

3.   Summary and Risk Factors                Prospectus Summary; Risk Factors

4.   Use of Proceeds                         Use of Proceeds; Risk Factors

5.   Determination of Offering Price         *

6.   Selling Securityholders                 Selling Securityholders

7.   Plan of Distribution                    Plan of Distribution

8.   Legal Proceedings                       Legal Proceedings

9.   Directors, Executive Officers,          Management
     Promoters and Controlling Persons

10.  Security Ownership of Certain           Security Ownership of
     Beneficial Owners and Management        Management and Principal
                                             Stockholders

11.  Description of Securities               Description of Securities

12.  Interest of Named Experts and Counsel   Legal Matters; Experts

13.  Disclosure of SEC Position on           Management - Indemnification
     Indemnification for Securities Act      Limitation on Liability of
     Liabilities                             Directors

14.  Organization Within Last Five Years     *

15.  Description of Business                 Prospectus Summary; Risk Factors;
Business

16.  Management's Discussion and             Management's Discussion and
     Analysis or Plan of Operation           Analysis of Financial
                                             Condition and Results of
                                             Operations; Financial
                                             Statements; Business

17.  Description of Property                 Business

18.  Certain Relationships and               Certain Transactions
     Related Transactions

19.  Market for Common Equity and            Market for Common Stock
     Related Stockholder Matters

20.  Executive Compensation                  Management - Executive
                                             Compensation

21.  Financial Statements                    Financial Statements

22.  Changes in and Disagreements            *
     with Accountants on Accounting
     and Financial Disclosure



* Omitted from Prospectus because Item is inapplicable or answer is in the negative

                                  Prospectus

                        XML - GLOBAL TECHNOLOGIES, INC.

                        24,335,000 Shares Common Stock

     This is an offering of shares of the common stock of XML - Global Technologies, Inc. by persons who were issued shares of our common stock or warrants or options to purchase our common stock in private offerings. Selling Securityholders holding warrants or options may sell the common stock covered by this Prospectus when they have exercised their warrants or options to purchase common stock.

     Prior to this offering, there has been no public trading market for our common stock.

               Investing in our common stock involves a high degree of risk. You should read the "Risk
               Factors" beginning on Page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.








               The Date of This Prospectus is October ___, 2000.

                              Prospectus Summary


                               About our Company


We, together with our subsidiaries, are positioning ourselves to take advantage of what we believe is one of the most significant trends in business today: the adoption of a complete, e-business strategy using XML (eXtensible Markup Language) by global businesses. XML is a markup language that is able to add structure, intelligence and content identification to information on the Internet or intranets. By being able to attract and retain persons who are at the forefront of XML technology, we have been able to identify and develop several commercial products and services that will enable us to exploit the XML opportunities. Our primary objective is to assist businesses in their effort to migrate from existing HTML and EDI (Electronic Data Interchange) standards to XML. There is an emerging market for XML-based tools such as our search engine and other e-commerce products which will be targeted and served by our XML specialists.

Our executive offices are located at 1818 Cornwall Avenue, Suite 9, Vancouver, British Columbia V6J 1C7 Canada. Our telephone number is (800) 201-1848. Our Internet Website address is http://www.xmlglobal.com.


                              About the Offering


This is an offering of shares of our common stock by Selling Securityholders who were issued shares of our common stock and/or warrants or options to purchase our common stock. Selling Securityholders who were issued warrants or options may sell the shares of common stock covered by this prospectus when they have exercised their warrants or options to purchase common stock. We will nor receive any proceeds from the resale of common stock by the Selling Shareholders. The Selling Securityholders are offering 14,605,000 shares of common stock which they already own and an additional 9,730,000 shares of common stock that may be acquired by them upon exercise of warrants and options which they currently hold. We are registering the common stock covered by this Prospectus in order to fulfill the obligations we have under agreements with the Selling Securityholders.

          Shares Outstanding Before Offering:          27,505,000

          Shares Outstanding After Offering:           37,235,000

          Shares Offered by Selling Securityholders:   24,335,000

                            Summary Financial Data

As we have only been in operation for a brief period of time, our historical operating information may not be indicative of our future operating results.




Statement of Operations Data:      Fiscal Year Ended  Period Ended
                                     June 30, 2000   June 30, 1999

            Total Revenues           $   53,185        $    2,137

            Operating expenses        1,713,378           122,986
            Net loss                 (1,573,241)         (120,849)
            Net loss applicable to
               common stockholders   (1,573,241)         (120,849)
            Basic and diluted loss
               per share                  (0.07)            (0.01)
            Shares used in computing
               basic and diluted
               loss per share        21,205,800        17,500,000


                                At June 30, 2000  At June 30, 1999
                                ----------------  ----------------
Balance Sheet Data
            Working capital
               (deficit)             $8,158,004        $ (173,092)
            Total assets             10,082,007            88,052
            Stockholders' equity
               (deficit)              9,978,830          (111,020)


________________

                                 Risk Factors


An investment in our securities is speculative and involves a high degree of risk. Please carefully consider the following risk factors, as well as the possibility of the loss of your entire investment, before deciding to invest in our securities.

We are an early stage company, we have a history of losses, and we expect future losses


     We have never been profitable, we expect to incur net losses for the foreseeable future and we may never be profitable. We incurred net losses of $1,573,241 and $120,849 for the fiscal years ended June 30, 2000 and period ended June 30, 1999. As of June 30, 2000, we had an accumulated deficit of $1,694,090.


     We have only recently introduced our new products and services. As a result of our limited operating history it is difficult to forecast our future operating results. We expect to substantially increase our sales and marketing, product development and general administrative expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability in the future. Our future operating results will depend on many factors, including:

     *    The overall growth rate for the markets in which we compete

     * The level of market acceptance of, and demand for, XML technology in general and our XML products in particular

     *    The level of product and price competition

     * Our ability to attract, train and retain consulting, technical and other key personnel

If the market's acceptance and adoption of XML technologies does not develop, our future results may suffer

     All of our products are based upon and rely solely upon XML technology, which has only recently been commercially introduced. While we believe XML has demonstrated clear advantages over HTML platforms in defining the content of a document, the vast majority of e-commerce still uses HTML. To date, there has not been widespread adoption of XML technology, products or applications. Moreover, there may exist resistance among users of Internet and intranet e-commerce to transition from HTML to XML. Conversely, new entrants into e-commerce may be slow to adopt XML in the absence of widespread acceptance of standards to insure compatibility. As a result, numerous factors, many of which are not in our control, may slow the development of market adoption for XML technology and as a result, our products and services.

     We cannot be sure that XML technology will be adopted as a standard, that XML based products will achieve broad market acceptance, that our XML products will be accepted or that other superior technologies will not be developed. The failure of XML technology to become a standard or the failure of our XML products to achieve broad acceptance could adversely affect our ability to generate revenues. The XML technology is one of several competing technologies used in information exchange and Internet commerce.

Lack of growth or decline in Internet usage or the lack of acceptance of commerce conducted via the Internet could be detrimental to our future operating results

     Our products enhance a company's ability to transact business and conduct operations utilizing the Internet. Therefore, our future sales and any future profits are substantially dependent upon the widespread acceptance and use of the Internet as an effective medium of commerce by consumers and businesses. Rapid growth in the use of the Internet and other online services is a recent development, and we are unsure whether that acceptance and use will continue to develop, or that a sufficiently broad base of consumers will adopt and continue to use the Internet and other online services as a medium of commerce. To be successful, we must rely on consumers and businesses, which have historically used traditional means of commerce to purchase products, accepting and utilizing new ways of conducting business and exchanging information over the Internet.

     In addition, the Internet may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and web performance improvements. If the Internet continues to experience significant growth in the number of users, frequency of use or an increase in bandwidth requirements, the Internet's infrastructure may not be able to support the demands placed upon it. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. If Congress, or other governing bodies within and outside the United States, decide to alter materially the current approach to, and level of, regulation of the Internet, we may need to adapt our technology. Any required adaptation could cause us to spend significant amounts of time and money. If use of the Internet does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet does not effectively support growth that may occur, if government regulations change, or if the Internet does not become a viable commercial marketplace, our business will likely suffer.

Intense competition and increasing consolidation in our industry could create stronger competitors and harm our business

     The market for our products is intensely competitive, highly fragmented, characterized by rapid technological change and significantly affected by new product introductions. Recent acquisitions of several competitors by large software companies and other market activities of industry participants have increased the competition in our market. Our competitors consist of a number of private and public companies, including, among others, Sequoia Software, which markets an XML search engine called Xdex for intranet use; Inktomi, which has already established relationships with companies such as America Online, British Telecommunications, Cnet, Excite@Home, Intel, Microsoft, Sun Microsystems and Yahoo, each of which uses XML for various purposes; Ultraseek, a division of Go.com (a Disney company) whose customers include Sun Microsystems, 3Com, Ericsson and others; and IBM, which has modified an existing HTML search tool to accommodate XML documents. In addition, we face competition from in-house software developers who may develop some or all of the functionality that our products provide. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, a broader range of products to offer and a larger installed base of customers, any of which factors could provide them with a significant competitive advantage.

If we fail to develop strategic relationships with industry partners, our efforts to license our product may be unsuccessful

     At the present time, we lack an existing installed customer base to which our innovative products and services can be offered. As a result, we will need to establish critical strategic relationships with industry partners who have large installed customer bases to whom we can offer licenses to our products, which may be combined or bundled, with their own software. If we are not successful in establishing these relationships, it will be more difficult for us to be successful in our efforts to achieve a large customer base for our products.

In order for our business to be successful, it will be necessary to convince businesses to adopt a new technology and platform

     As we do not have an existing customer base, our success will be dependent upon our ability to convince business to business e-commerce users to adopt XML technology. Many business to business e-commerce users already have long term customer agreements with our e-commerce competitors with whom we may be unable to establish a strategic partnership. Businesses that have made substantial up-front payments to our competitors for electronic commerce solutions may be reluctant to replace their current solution and adopt our solution. As a result, our efforts to create a larger customer base may be more difficult than expected even if we are deemed to offer products and services superior to those of our competitors. In addition, because the business to business e-commerce market is new and underdeveloped, potential customers in this market may be confused or uncertain about the relative merits of each electronic commerce solution or which electronic commerce solution to adopt, if any. Confusion and uncertainty in the marketplace may inhibit customers from adopting our solution.

If we fail to develop new products and services in the face of our industry's rapidly evolving technology, our future results may be adversely affected

     Due to the recent emergence of the Internet and the Web as a forum for conducting business, the market for Web application server systems in which we participate is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. Our growth and future operating results will depend in part upon our ability to enhance existing applications and develop and introduce new applications or components that:

     *    meet or exceed technological advances in the marketplace
     *    meet changing customer requirements
     *    achieve market acceptance
     *    integrate successfully with third party software and platforms, and
     *    respond to competitive products.

     Our product development and testing efforts have required, and we are expected to continue to require, substantial investment. We may not possess sufficient resources to continue to make the necessary investments in technology.

We will continue to need significant capital, without which our business may fail

     We have required significant capital to date and will require additional capital to implement our business plan. We are currently generating only nominal operating revenues. We have no current arrangements with respect to other sources of additional financing and there can be no assurance that additional financing will be available to us on commercially reasonable terms, or at all. None of the Selling Securityholders have committed or are obligated to exercise any of the options or warrants that they hold. As a result, we cannot be sure that we will generate any additional working capital through the exercise of options or warrants. The inability to obtain additional financing, when needed, would have a material adverse affect on us, including possibly requiring us to curtail or cease our operations. To the extent that future financing involves the sale of our equity securities, our then existing stockholders, including investors in this offering, could be substantially diluted.

We need to manage our growth effectively or we may not succeed

     We are a growing company. Our ability to manage our growth will depend in large part on our ability to generally improve and expand our operational and sales and marketing capabilities, to develop the management skills that our managers and supervisors, many of whom have been employed by us for a relatively short time, and to train, motivate and manage both our existing employees and the additional employees that may be required. Additionally, we may not adequately anticipate all the demands that growth may impose on our systems, procedures and structure. Any failure to adequately anticipate and respond to these demands or manage our growth effectively would have a material adverse affect on our future prospects.

Security risks of electronic commerce may deter future use of our products and services

     A fundamental requirement to conduct Internet based, business to business electronic commerce is the secure transmission of confidential information over public networks. Failure to prevent security breaches in the marketplaces, or well-publicized security breaches affecting the Web in general, could significantly harm our business, operating results and financial condition. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms we use to protect content and transactions or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential customer information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches.

If we lose our key personnel or fail to attract and retain additional personnel, the success and growth of our business may suffer


     A significant portion of our management team has been in place for a relatively short period of time. We do not have written employment agreements with any of our key personnel. We only have a limited consulting arrangement with Mr. David Webber, the chief technology leader of the expressXCHG product. Our future success will also depend significantly on our ability to attract, integrate and retain highly skilled technical personnel who are active and highly regarded in the XML community. As XML technology is relatively new, the degree to which it is accepted and absorbed in the marketplace is dependent, in part, upon assembling technology personnel who have the credibility and skills to successfully promote acceptance of our products. If we are unable to attract, integrate and retain such persons, our business could be adversely affected. Our chief technology officer, Duane Nickull, is internationally recognized as a leading innovator in the field of XML technology. While we maintain a key man life insurance policy on him in the amount of $1,000,000, if we were to lose his services it would have a material adverse effect upon our competitive position in the industry.



The failure to implement successfully our web software and XML search engine could result in dissatisfied customers and limited sales

     Implementation of our Web software and XML search engine involves a significant commitment of financial and other resources by our customers. The customer's implementation cycle can be lengthy due to the size and complexity of their systems and operations. In addition, our customers will rely heavily on third party systems integrators to assist them with the installation and use of our products. Our failure or the failure of our alliance partners, our customers or our third party integrators to implement successfully our products could result in dissatisfied customers which could adversely affect our reputation.


Capacity restrictions of our XML-based products could reduce the demand and utility for our products

     Concurrency restrictions can limit Internet deployment and use capacity. The boundaries of our XML capacity, in terms of numbers of concurrent users or interactions, are unknown because, to date, no customer or testing environment has reached these boundaries. The XML capacity boundaries may, at some future time, be reached and, when reached, may be insufficient to enable our customers to achieve their desired levels of information deployment and exchange. We may lose customers or fail to gain new customers if either of these occurs.

                          Certain Market Information

     There currently exists no public trading market for our common stock, and there can be no assurance that a public trading market will develop or be sustained in the future. Without an active public trading market, there can be no assurances that you will be able to liquidate your investment without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.


     In addition, it is likely that our common stock will be subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.


     These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

                          Forward-looking Statements


In General



     This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of the software development, computer-based project management, consulting and strategic business consulting industries, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:

     * changes in general economic and business conditions affecting the XML and Internet industries;

     * technical developments that make our products or services less competitive or obsolete;

     *    changes in our business strategies;

     *    the level of demand for our products and services; and

     * our ability to develop or maintain strategic relationships within the XML and e-commerce industries, which are critical to gaining market share.

     In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.



No "Safe Harbor"

     The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offerings.

                                Dividend Policy


     We have not declared or paid cash dividends on our common stock in the preceding two fiscal years. We currently intend to retain all future earnings, if any, to fund the operation of our business, and, therefore, do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our Board of Directors, based upon such factors as the Company's historical and projected earnings, its working capital surplus and anticipated demands for capital expenditures.


                                Capitalization

     The following table sets forth our capitalization as of June 30, 2000 on an actual basis. This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.


                                             As of June 30, 2000
                                             -------------------
Stockholders' Equity
  Preferred Stock, $.01 par value,
     100,000,000 shares authorized;
     no shares outstanding                      $           -
  Common Stock, $.0001 par value;
     authorized 500,000,000 shares:
     27,505,000 issued and outstanding
     shares                                             2,751

    Additional paid-in capital                     11,675,258

    Accumulated other comprehensive income
     (loss)                                            (5,089)
    Accumulated deficit                            (1,694,090)
                                                --------------

Total stockholders' equity and capitalization   $   9,978,830
                                                ==============



  These amounts do not include 4,000,000 shares of common stock we may issue upon exercise of options which may be granted under our Equity Incentive Plan. Currently under the Plan we have issued 1,195,000 options which are subject to outstanding and unexercised options having exercise prices between $1.00 and $1.50 per share. Of the 1,195,000 options, 25,000 options are currently not exercisable by the holder but will vest in the future, subject to the holder's continuing employment.

                            Selected Financial Data

  We have set forth below certain selected financial data. This financial data was derived from the consolidated financial statements and notes thereto included elsewhere in this prospectus.


                                Fiscal Years Ended June 30,
                                  2000              1999
                                 -------           -------
Statement of Operations Data
 Revenues                      $   53,185      $       2,137
 Operating Expenses             1,713,378            122,986
 Operating Loss                (1,660,193)          (120,849)
 Other Income (Expenses)           94,161                  -
 Net Income (Loss)             (1,573,241)          (120,849)
 Net (Loss) Per Share               (0.07)             (0.01)
 Average Common Shares
    Outstanding                 21,205,800        17,500,000


                          At June 30, 2000    At June 30, 1999
                          ----------------    ----------------
Balance Sheet Data
 Total assets                 $ 10,082,007   $     88,052
 Working Capital (deficiency)    8,158,004       (173,092)
 Total Liabilities                 103,177        199,072
 Accumulated Deficit            (1,694,090)      (120,849)
 Stockholders' Equity            9,978,830       (111,020)


___________________

        Management's Discussion and Analysis of Financial Condition and
           Results of Operations of XML - Global Technologies, Inc.


 The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise noted, references to "we," "our," and "us" refer to XML-Global Technologies, Inc. and its subsidiaries.

Operations

 Effective August 27, 1999, XML-Technologies, Inc. and International Capital Funding, Inc. (ICF) entered into an agreement and plan of reorganization. In accordance with the plan of reorganization, the shareholders of XML-Technologies, Inc. received 12.5 million shares of ICF stock in exchange for the 12.5 million outstanding shares of XML-Technologies, Inc. The shareholders of ICF retained 5 million shares in exchange for no assets and the assumption of $2,671 of liabilities of ICF by XML-Technologies, Inc. The transaction was accounted for as a recapitalization of XML-Technologies, Inc.

 The founders of the Company began working with XML in early 1998 and began to develop software as a group in the fall of 1998. The Company was formed in May 1999 to develop commercial applications using the founders' XML expertise. In July 1999, we commenced sales of Cartnetwork, our proprietary e-commerce software and in September 1999, we announced GoXML, which we believe is the world's first XML search engine. On September 29, 1999, we filed an application with the United States Patent Office in respect of our GoXML search engine under the title "Authoring, altering, indexing, storing and retrieving electronic documents embedded with contextual markup".

 We continue to develop proprietary XML-based solutions for the Internet-based economy with a focus on e-commerce and the conversion of data from legacy formats to XML. As an adjunct to our e-commerce business, we develop Websites for our clients. Our main sources of revenue are currently from the development of Websites and the licensing of our e-commerce software.

1999 Equity Incentive Plan


     On October 19, 1999 the shareholders approved the 1999 Equity Incentive Plan (the "1999 Plan") which provides for the grant of:

     *    incentive and nonstatutory stock options,
     *    stock bonuses,
     *    rights to purchase restricted stock and
     *    stock appreciation rights.

Our Board of Directors adopted the 1999 Plan on September 15, 1999. The Plan provides a means by which selected officers and employees of and consultants may be given an opportunity to purchase our stock, to assist in attracting and retaining employees holding key positions and to provide incentives for such persons to exert maximum efforts. The 1999 Plan is administered by our Board of Directors, which has exclusive power over the granting of options and their vesting provisions. We have reserved a total of 4,000,000 shares of common stock for issuance under the 1999 Plan, of which 1,195,000 options have been granted to employees, directors and consultants at exercise prices of between $1.00 per share and $1.50 per share.


Plan of Operations

     To date, we have raised gross proceeds of approximately $11,400,000 through private offerings of equity securities. We expect that funds remaining from these offerings, which amounted to $8.5 million at June 30, 2000, will be sufficient to fund our operating and investing activities for at least the next twelve months. Accordingly, we have no plans to raise additional funds during the next twelve months.



     We are developing expressXCHG Version 1.0 which we expect to release in November 2000, and the next release of GoXML which we plan to release sometime during calendar year 2001.


     We plan to continue developing these products and to undertake development of new products including a version of Ceremony(-TM-), a system for authenticating online transactions, which we have licensed from PenOp Ltd. We plan to help companies implement XML solutions using our products and have signed a contract with B2B Internet Inc., a Korean company that is setting up an Internet-based business-to-business marketplace to serve the Korean market. The contract value is $950,000 and the work is to be completed by December 2000. Revenues totaling $225,000 will be subject to withholding taxes by the Korean tax authorities at a rate of 16.5%. We will be able to apply these withholding taxes against United States income taxes otherwise payable, should we become taxable in the future.

     We do not expect to undertake any significant purchases or sales of plant and equipment during the next twelve months. We will continue to acquire computer hardware and software and office furniture in the ordinary course as we hire new employees.


     At the date of this Registration Statement, we employ approximately 38 staff. We plan to hire an additional 25 employees over the next year, consisting of 15 software engineers, five implementation specialists and five sales and marketing personnel. The actual number of staff that we hire will be dependent on how our business develops and will be subject to our ability to find qualified individuals on mutually acceptable terms.

Results of Operations

REVENUE. Revenue consists of fees received from the sale of e-commerce solutions, the design and Web site development, implementation and support. Revenue was $53,200 for the year ended June 30, 2000, compared to $2,100 for the previous fiscal year. The increase was due to the longer fiscal period, sales of software products under development during the previous fiscal period and a generally increased scale of operations.

RESEARCH AND DEVELOPMENT EXPENSES. Product and content development costs include expenses we incur to develop our technology and our clients' web sites. These costs consist primarily of salaries and fees paid to employees and consultants to develop and maintain software and web sites. For the year ended June 30, 2000 and 1999, these costs were $774,100 and $49,800 respectively. The increased expenditures in the year just ended, reflect increased staffing levels to accelerate development of existing and new products.

SALES AND MARKETING EXPENSES. Marketing, sales and client services costs include expenses we incur to obtain and maintain client relationships. These costs include fees paid to contractors and consultants, related travel and incidental costs and occupancy costs for our Seattle sales office. For the year ended June 30, 2000, sales and marketing expenses were $218,700. Sales and marketing expenses in the previous period were not material. The increase is due to the addition of staff and corporate identity and sales initiatives undertaken in the current year.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries, contractor fees and related costs for general corporate functions, including travel, finance, accounting and legal expenses. For the year ended June 30, 2000, general and administrative expenses were $629,100, up from $70,100 in previous year. The increase reflects the longer fiscal period, increased staff, travel costs and professional fees associated with licensing our products and defending our intellectual property.

DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation expense reflects depreciation of computer hardware, software and equipment over their estimated useful lives of between two and three years. Depreciation expense was $35,600 and $3,100 respectively for the years ended June 30, 2000 and 1999. The company recorded only nominal amortization expense in regard to trademarks and patents as these costs largely relate to applications that had not been granted at June 30, 2000.

FAIR VALUE OF STOCK OPTIONS. The Company reports the financial impact of stock options issued to employees using APB-25. We record the estimated fair value of stock options granted to non-employees as an operating expense at the date the services were performed. During the year ended June 30, 2000 we granted 275,000 options to non-employees at exercise prices of $1.00 per share. We estimate that the fair value of each of these options was approximately $0.22. We have recorded an expense of $55,900 in respect of options that have vested; 25,000 of the options granted to non-employees were forfeited during the period. There was no corresponding expense in the prior year, as we had not issued any stock options.

INTEREST INCOME. During the year ended June 30, 2000, the company earned interest income of $94,200. We did not earn any interest income in the year ended June 30, 1999. Interest income has been earned on funds received from private equity placements which have exceeded operating expenditures to date with the result that cash and cash equivalents increased in the period.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through the placement of equity securities and advances from our principal stockholder. In the year ended June 30, 2000, we received net proceeds of approximately $10,612,300 from private offerings of equity securities including the extinguishment of a note payable to a stockholder. Issue costs associated with these offerings, which have been offset against the net proceeds of the offering, were $840,200. As of June 30, 2000 we had $7,535,900 in cash and cash equivalents and $1,000,000 in short term investments.

     Since August 1999, we have received gross proceeds of $11,452,500 from the private placement of equity securities and the exercise of stock purchase warrants.


                              Number of                     Gross
     Date                   Units Sold       $/unit         Proceeds
     ----                   ----------       ------         --------
     Private Placements
        August, 1999         2,330,000       1.00        $ 2,330,000
        January, 2000          500,000       2.00          1,000,000
        February and April,
          2000               1,000,000       1.00          1,000,000
        February 2000           50,000       1.00             50,000
        March, 2000          4,625,000       1.50          6,937,500
        April, 2000            100,000       1.00            100,000
                                                         -----------
                                                         $11,417,500

     Exercise of Warrants
        March, 2000            500,000        .07             35,000
                                                         -----------
     Total                                               $11,452,500
                                                         ===========


     Approximately $8,000,000 is currently held in short term investments. The balance, net of issue costs, has been used as follows:


        Research and development expenses       $   553,812
        Sales and marketing expenses                173,542
        General and administrative expenses         420,531
        Capital assets                              135,816
        Trademarks and patents                       39,945
        Commissions, professional fees and
           other offering costs                     784,816

     We have incurred costs to design, develop and implement search engine and electronic commerce applications and to grow our business. As a result, we have incurred operating losses and negative cash flows from operations in each quarter since we commenced operations. As of June 30, 2000, we had an accumulated deficit of $1,694,100. These losses have been primarily funded through private placement of equity securities.

     To date, we have experienced negative cash flows from operating activities. For the year ended June 30, 2000, net cash used in operating activities was primarily attributable to our net operating loss of $1,573,200. The net loss for the year was partially offset by non-cash depreciation and amortization of $35,600, the fair value of options granted to non-employees of $55,900 and a net cash outflow of $27,500 with respect to working capital changes. For the year ended June 30, 2000, net cash used in operating activities was therefore $1,509,300. In the year ended June 30, 1999 $63,500 was used in operating activities.

     For the year ended June 30, 2000, net cash used in investing activities was $1,434,900. We spent $129,700 on computer hardware, software and equipment, $10,000 on leasehold improvements, $45,200 on patent and trademark applications, $250,000 on intellectual property, and $1,000,000 on short-term investments. The computer hardware and software purchases related to server upgrades and computers used by programmers. The leasehold improvements relate to our new Vancouver offices which opened in June 2000.

     For the year ended June 30, 2000, net cash provided by financing activities was $10,477,100 attributable to the private placements of equity securities, offset by related issue costs. In addition, we acquired a 60% interest in DataXchg, Inc. at a deemed price of $1,000,000 in exchange for the issuance of 1,000,000 shares of common stock. In the year ended June 30, 1999, $135,100 was provided by financing activities relating to the issuance of a note payable.

     Changes in exchange rates had a net effect of decreasing our cash balance by $6,700.

     As of June 30, 2000, we had no contractual capital commitments outstanding.

     Our ability to generate significant revenue is uncertain. We incurred net losses of approximately $1,573,200 during the year ended June 30, 2000. We expect losses from operations and negative cash flow to continue for the foreseeable future, at least through fiscal 2001, as a result of our expansion plans and our expectation that operating expenses will increase significantly in the next several years. The rate at which these losses will be incurred is likely to increase from current levels. Although we have experienced revenue growth, revenues have been substantially less than expenses and may not increase in the future. If our revenue does not increase and if our spending levels are not adjusted accordingly, we may not generate sufficient revenue to achieve profitability, which would have a materially adverse effect on our business, financial condition and results of operations. Even if we achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

     Our working capital requirements depend on numerous factors. We have experienced increased expenditures since inception, consistent with growth in our operations and staffing, and expect that this trend will continue for the foreseeable future. We anticipate incurring additional expenses to increase our marketing and sales efforts, for software and infrastructure development. Additionally, we will continue to evaluate possible investments in businesses, products and technologies, the expansion of our marketing and sales programs and brand promotions. If we experience a shortfall in revenue in relation to expenses, or if our expenses precede increased revenue, our business, financial condition and results of operations could be materially and adversely affected

     We currently estimate that available cash resources at June 30, 2000 will be sufficient to meet our anticipated needs for working capital and capital expenditures through June 2001. We may need to raise additional funds, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. There can be no assurance that any required additional financing will be available on terms favorable to us, or at all. If additional funds are raised by the issuance of equity securities, stockholders may experience dilution of their ownership interest and these securities may have rights senior to those of the holders of the common stock. If additional funds are raised by the issuance of debt, we may be subject to certain limitations on our operations, including limitations on the payment of dividends. If adequate funds are not available or are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand name, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures, any of which could have a materially adverse effect on our business, financial condition and results of operations.

     Some of our revenues are earned and a substantial portion of our payroll and other expenses are paid outside the United States in currencies other than US dollars. Because our financial results are reported in US dollars, they are affected by changes in the value of the various foreign currencies in which we make payments in relation to the US dollar. We do not cover known or anticipated currency fluctuation exposures through foreign currency exchange option or forward contracts. The primary currency for which we have foreign currency exchange rate exposure is the Canadian dollar. Our financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities are carried at cost which approximates their fair value because of the short-term maturity of these instruments.

                                   Business


Overview

     We, together with our subsidiaries, are positioning ourselves to take advantage of what we believe is one of the most significant trends in business today: the adoption of a complete, e-business strategy using XML (eXtensible Markup Language) by global businesses. XML is a markup language that is able to add structure, intelligence and content identification to information on the Internet or Intranets. By being able to attract and retain persons who are at the forefront of XML technology, we have been able to identify and develop several commercial products and services that will enable us to exploit the XML opportunities. Our primary objective is to assist businesses in their effort to migrate from existing HTML and EDI standards to XML. There is an emerging market for XML-based tools such as our search engine and other e-commerce products which will be targeted and served by our XML specialists.

About XML

     Previously Web pages have been written on HTML (HyperText Mark-up Language). HTML is essentially a presentation technology, concerned with how a browser should arrange text and graphics on a page.

     HTML was never designed or intended to accommodate the complexity and quantity of information on the Web. HTML browsers cannot identify or determine the meaning of a word or presentation on a page. For example, if you were looking for a book authored by a person named "Gold," you may search terms such as "gold" and "book." Yet, an HTML browser cannot differentiate between "books by Gold" and "books about gold" and therefore might present the searcher with irrelevant information.

     In response to this acknowledged difficulty, the World Wide Web Consortium ("W3C"), the industry association that promotes standards for the evolution of the Web, defined a new mark-up standard known as XML. XML is a very simple and flexible text format which, like HTML, is tag based and saves its information in plain text files. However, while HTML defines a set of tags used for formatting and displaying text, XML defines a set of tags used for representing text as pieces of information. XML was originally designed to meet the challenges of large-scale electronic publishing. However, with new XML tools, products and services being introduced, we believe that the greatest potential for XML will be related to business-to-business applications and, in particular, order processing and order fulfillment.

     XML allows individual users to easily customize the presentation of their data to meet their specific needs. XML overcomes the limitation of HTML in that it:

     * Provides metadata, or data about information, that will help people find information and help information producers and users find each other.

     * Delivers information to users in a form that allows automatic processing after receipt.

     *  Enables media independent international electronic publishing.

     *  Makes it easy for users to process data using inexpensive software.

     *  Allows users to display information in any form.

     The advantages flow from the fact that XML allows each writer to define the tags that mark up and identify the type of data contained in a particular document. Commerce on the Internet is undergoing global changes, including a shift in mark-up language technology. HTML based e-commerce systems have severe limitations in terms of portability, data recognition and integration with back-end systems, and generally fail to provide a streamlined client-friendly approach to e-commerce. XML addresses these limitations, primarily through its inherent extensibility and is therefore ideal for creating industry wide shopping systems.

Business strategy



Our marketing strategy

     We intend to pursue the global business-to-business e-commerce market
with our search engine and software tools.   Our initial marketing strategy
will focus on forming partnerships and affiliations with leading software and XML companies.

GoXML.com and expressXCHG marketing strategy

     * Corporate Partnerships and Affiliations. We are developing strategic alliances with businesses offering complementary software; for example, database vendors, and related services and system integrators.

     * License GoXML. We will target companies in industry segments, such as publishing and education, that need to search for information from many disparate sources. We believe that these companies are likely to be early adopters of XML and they will find it more cost effective to license a search engine than develop one. We have recently licensed GoXML to a Korean company. Direct sales, telesales and e-support for the marketing campaign form the basis of our licensing strategy.

     * License expressXCHG. We will target companies that wish to adopt an e-business strategy using their existing computer systems, and businesses setting up "net markets" that allow online trading between many unrelated companies. As with GoXML, these businesses are likely to be early adopters and many of these companies will be potential customers for both GoXML and expressXCHG. For the foreseeable future we will rely on direct sales to promote expressXCHG operations.

     * Develop the convert2xml.com Website. This Website will be an important source of technical information, instructions and tutorials on how to write XML and will provide free software for converting simple HTML to XML.

     * XSLT.com. We developed this Website to advance XSLT and promote technical contributions. XSLT is at the recommendation stage of the W3C and is expected to become the dominant language for template-based stylizing of XML documents.

XML CommercePro marketing strategy

     The end-users for our XML CommercePro software are small and medium e-commerce businesses seeking an XML-enabled e-commerce solution. In order to effectively reach such businesses, we market XML CommercePro to e-commerce hosting businesses, such as ISPs, ASPs and server farms that have multiple e-commerce clients. By using XML CommercePro, the hosting businesses offer their clients the ability to XML-enable their e-commerce Websites.

     Our sales and marketing approach combines direct sales through our Seattle and Vancouver offices with a web presence at our CartNetwork site. The basic software for XML CommercePro is available as a free download at the CartNetwork site allowing both web hosting businesses and end-users to sample the software before committing to a purchase.

     By allowing free downloads (averaging 100 per week) of the LeCart shopping cart program, we believe that we will expose our XML CommercePro to its intended audience of small to medium e-commerce providers. XML CommercePro is XML enabled and appeals to individuals and corporations that want to be able to sell online and utilize our XML e-commerce solution. The product is currently being re-branded to focus on the XML capability of the product as well as to use it as a link to the GoXML.com site and to promote our core XML products.

Our strategic relationships

     We have developed important relationships with many of the leading XML firms and we are also maintaining an active role in associations and industry consortiums that are considered leaders in the development of XML standards.

Corporate relationships

     We have agreements or are in negotiation with a number of major software companies for the exchange, development and cross-license of XML and other applications. We consider the creation and maintenance of these relationships to be important to our business development and future success.

*    PenOp, Ltd.

     In May, 2000, we purchased from PenOp, Ltd. a non-exclusive license to use its patented technology that permits verifiable electronic signatures for a wide range of eBusiness and web-based systems. Known as "Ceremony," the technology allows individuals to sign and secure electronic transactions with an electronic signature that replaces ink signatures for paper transactions. We paid a total of $250,000 for the license. We intend to incorporate Ceremony into several of our proprietary XML applications.

*    B2B Internet, Inc.

     In June 2000, we entered into a software development and license agreement with B2B Internet, Inc., a Korean Internet software and technology company. Under the agreement, we are developing a net market solution using our GoXML and expressXCHG products. The product is scheduled to be completed in December 2000 for a total development fee of $950,000. When completed, the software will be owned by B2B Internet and will be part of an integrated online marketplace that allows buyers and sellers to better communicate and transact business. Under the agreement we will receive sublicense fees when B2B Internet sublicenses our products in Korea where they will have exclusive distribution rights for four years.

Standards associations

     * XML EDI. This is a consortium of over 1,500 of the world's leading technology-based companies co-founded and directed by David Webber, one of our Directors. Its purpose is to promote the exchange of information and technology among participants in the XML-EDI industry.

     * ebXML. This is an association sponsored by the United Nations and OASIS whose mandate is to develop standards for businesses to use the Internet for the exchange of data and e-commerce and business-to-business transactions using XML. Duane Nickull, our Chief Technology Officer, is Editor of the Technical Architectural Committee of ebXML.

     *  OASIS.   OASIS is a non-profit international consortium of users and vendors dedicated to the promotion of open specifications for the exchange of structured data. It is focused on the definition and implementation of XML communication.

In addition, we maintain ongoing dialogues with many technology and software companies that are involved in the growing XML industry. These discussions and relationships have not resulted in specific business arrangements or revenues, but rather they position us to capture possible future opportunities should they arise.

Products

     We have developed and are using our proprietary technology to commercialize a suite of applications for e-business to help companies convert from HTML to XML. We believe that this technology, together with technology we currently have under development, will allow existing businesses to successfully adopt XML database structures:

     * GoXML - is, we believe, the first context XML search engine, allowing users to search for terms according to the type of information they are looking for. Version 1.0 of GoXML was launched in July 1999 and was designed to handle over 60 million documents. It is based on our proprietary technology that is patent pending, and uses a proprietary spidering program that scans the Internet to find and index XML data. We released Version 2.0 together with a software developer kit in August 2000. Version 2.0 is designed to handle up to 200 million complex documents. One application for the search engine product is for corporate intranets of companies that have already converted databases to XML. The Internet-based version of the search engine has been showcasing our technology since July 1999.

     * expressXCHG - is a patented data transformation tool under final development that allows direct interface between different systems including EDI, HTML, EDIFACT / X12, SAP BAPIs with an expected release in November, 2000. We are developing expressXCHG to be able to effect the conversion between all of these standards and XML. We believe this to be a key component to the migration and interchange of business data on the Internet.

     * XML CommercePro - is an XML enabled multi-user shopping cart system designed for ISPs (Internet Service Providers), CSPs (Commerce Service Providers) and ASPs (Application Service Providers). It was first launched in June 1999 but one of its components, LeCart, has been commercially available since September 1998. Its setup-once, run-anywhere design means it not only enables hosted clients' Websites for e-commerce, but any Website on the Internet as well. The software has a simple browser-based administration interface which will allow users to sign up manually or online, thereby becoming e-commerce enabled immediately.

     * XML Data Conversions - XML Global is developing solutions to enable Websites to seamlessly integrate an XML-based solution into their Web presence. One such solution is eXtensible Object Server Pages (XOSP). XOSP is the XML equivalent to the ASP (Active Server Pages) standard which was developed by Microsoft. This software allows web masters and ISPs to mark up HTML documents with XML, thus providing all of the retrieval benefits of XML to HTML documents. XOSP will be used along with our other tools to develop other XML-based business applications.

Competition in general

     As in most technology-based industries, competitive advantages in our industry are gained by speed of market entry, availability of working capital, scope and scalability of software functionality, adaptability to different applications, existence or access to distribution channels and, of course, technological innovation and related patent protection. Our greatest advantage is in our patented technology; however, many of our competitors have better finances and have better access to channels of distribution. Each of these factors applies to our business, which is quickly evolving.

     Our competitors are frequently quite secretive about their development efforts, but because of the rapid evolution of XML technology, we expect new competitive product releases will appear quickly and frequently.

Competition with GoXML search engine

     Our competition comes from a variety of companies who have adopted XML and are using various XML-based products for commercial purposes.

Private search engines

     * Sequoia Software has what we believe to be the only other pure XML search engine which is called "Xdex." This is for use in intranet applications with very small businesses. To our knowledge, the product has not yet been commercially launched, and its future release date is unknown.

     * Inktomi has an HTML search engine created at the University of California at Berkeley. It develops and markets software design for Internet infrastructure and media companies. It works with leading companies including America On Line, British Telecommunications, Cnet, Excite@Home, Intel, Microsoft, Real Networks, Sun Microsystems and Yahoo. The Inktomi search engine is licensed to both public search portals and private corporations for their intranets. There is no public portal for a direct query of the Inktomi index directly. We believe that Inktomi is the industry leader in search engine licensing. Based on published reports, it reported 1999 revenues of $71,000,000 and handled 2.9 billion queries in the fourth quarter alone.

     * Ultraseek, as a division of Go.com (a Disney company), launched its Ultraseek server in 1997 and now claims customers such as Sun Microsystems, 3Com and Ericsson. Ultraseek's 3.0 version provides support for indexing and search of XML documents. They have modified their HTML search engine to recognize XML documents. Ultraseek is not actively marketed and, to our knowledge, is not a context-based search engine.

     * IBM, like Ultraseek, has modified an existing HTML search tool to accommodate XML documents. This product has not been commercially launched to date.

Commercial search engines

     We believe that eventually our GoXML.com search engine will compete with the large Web-based search portals. To date, there are not a sufficient number of XML documents to make a commercial Internet XML portal competitive with HTML search portals, and we are not presently capable of competing with the HTML-based search portals. However, we believe that we ultimately may compete with the larger HTML based search portals such as Alta Vista, Ask Jeeves, Excite, Go.com, Goto.com, Google, HotBot, Look Smart, Snap and Yahoo.

Competition with expressXCHG

     Several companies have developed XML/EDI translation systems that compete with our expressXCHG transformation software:

     * XML Solutions offers its XEDI translator which can convert EDI documents to XML documents for transmission over the public Internet or private networks.

     * EComXML offers secure EDI/Backoffice integration. Its EComTalk Server is a secure e-commerce gateway for the exchange of transaction documents.

     * IBM has recently moved into a beta testing stage for its new EDI to XML translator. When fully deployed, IBM has estimated substantial savings for its internal systems resulting from a broad implementation of this translator.

Competition with XML CommercePro

     There are many e-commerce shopping cart programs available for sale, and a growing number available for free on the Internet. Although certain of these programs directly compete with our bolt-on capability, none of these programs, we believe, compete with us in being able to input and output XML product data. We intend to continue to sell and license our product to be sublicensed, in many cases at very competitive prices. If the use of XML increases and e-commerce applications begin utilizing XML, we would expect to experience increased competition.

Intellectual property

Patents and licenses

     We have filed a 51 point patent with the United States Patent and Trademark Office on our XML search engine and are in the process of preparing two other patents relating to our proprietary technologies. We also have a perpetual worldwide exclusive license to use and sublicense and make, use and sell products based on the expressXCHG technology, including, without limitation, the patented "expressXCHG" software. No assurance can be given that any patent will be issued or that the scope of any patent protection will exclude competitors or that any patent, if issued, will be held valid if subsequently challenged.

     We have recently licensed Ceremony from PenOp, Ltd., a technology-based electronic signature product. This capability will be incorporated into several of our XML applications.

Other intellectual property

     As we discussed under the section "Risk Factors," we have applied with the United States Patent and Trademark Office to register the following trademarks all of which are still pending:

     *  GoXML
     *  XOSP
     *  XHML
     *  LeCart
     *  XOP

In addition we have registered the following domain names:

     *  www.GoXML.com
     *  www.lecart.com
     *  www.cartnetwork.com.
     *  www.cartnetwork.net
     *  www.convert2xml.com
     *  www.findxml.com
     *  www.xslt.com
     *  www.xosp.com
     *  www.xosp.net
     *  www.xosp.org
     *  www.walkaboutwebs.com
     *  www.xmldirectory.com

     Our trademarks and domain names play an important role in expanding the awareness of our products on the Internet and developing partnerships between those who use the Internet to retrieve information and many providers of products and services available on the web. While we have applied for registration of the foregoing trademarks and registered domain names in an effort to protect them, our efforts may be inadequate to prevent others from claiming violations of their marks and may be inadequate to protect our use of those names as unique. In addition, trademark protection and the uncertainty surrounding the legal protections of domain names may be unenforceable or limited in other countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our communications. The regulation of web addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain our web addresses in the future. Furthermore, the relationship between regulations governing such addresses and the laws protecting trademarks is unsettled.

     In fact, we are aware of a German company that has been using the name "Go-XML" for its Website. We have made a demand that it cease and desist from such use, but there can be no assurance that we will be able to prevent or limit this conflicting and competing use. If we are unsuccessful in these efforts, our use of the trademark "Go-XML" may be limited or restricted, or, at the very least, may become so diluted as to lose its value, in which case we may have to consider rebranding the product.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and, though we are unable to determine the extent to which piracy of our software products exists, we expect software piracy to be
a problem.   In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States and Canada (where XML Research is located). Furthermore, our competitors may independently develop technology similar to ours. The number of intellectual property claims in our industry may increase as the number of computing products grows and the functionality of products in different industry segments overlaps. Although we are not aware that any of our products or other intellectual property infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to current or future products. Any of these claims, with or without merit, could be time consuming to address, result in costly litigation, cause product shipment delays or require us to enter into
royalty or license agreements.   These royalty or license agreements might not
be available on terms acceptable to us or at all, which could have a material adverse affect on our business.

Research and development

     We have 22 full time software engineers and architects devoted to software research and development and Website development. In the period ended June 30, 1999, and the year ended June 30, 2000, we expended approximately $49,800 and $774,100 respectively, for research and development costs related to our products.

General Risks of Our Business

We are vulnerable to general Internet systems failures or interruptions of our service

     Our success depends on the capacity, reliability and security of our networking hardware, software and telecommunications infrastructure. Despite precautions taken by us, our system is susceptible to natural and man-made disasters. Telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of our systems. Any such technical failure or security problems could harm our business, financial condition and results of operations. Periodically, we may experience unscheduled system downtime that may result in our Website being inaccessible to customers, or we may experience slow response times which may result in decreased traffic to our Websites. If these problems arise, they could materially and adversely affect our business, results of operations and financial condition.

Additional government regulations may adversely affect our business

     The laws governing Internet transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet could harm our business, operating results and financial condition by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection and taxation apply to the Internet. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in Europe, Canada and the United States, as well as any other regulations adopted by other countries where we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of Internet commerce. Compliance with any newly adopted laws may prove difficult for us and may harm our business, operating results and financial condition.

     In 1998 the United States Government enacted a three-year moratorium preventing states and local governments from imposing new taxes on electronic commerce transactions. Upon expiration of this moratorium, if it is not extended, states or other governments might levy sales or use taxes on electronic commerce transactions. An increase in taxation of electronic commerce transactions might also make the Internet less effective for consumers and businesses.

We may be subject to future product liability claims and our products' reputations may suffer

     Many of our installations will involve projects that are critical to the operations of our customers' business and provide benefits that may be difficult to quantify. Any failure in a customer's system could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although our license agreements with our customers will contain provisions designed to limit contractually our liability for damages arising from negligent acts, errors, mistakes or omissions, it is possible that these provisions will not be enforceable in certain instances or would otherwise not protect us from liability for damages. Although we maintain general liability insurance coverage, this coverage may not continue to be available on reasonable terms or at all, or may be insufficient to cover one or more large claims. Moreover, such insurance coverage may not provide benefits for certain product liability claims.

     In addition, we plan to enter into agreements with our strategic alliance partners whereby we license our products for integration with the alliance partners' products. If an alliance partners' product fails to meet customer expectations or causes a failure in its customer's systems, the reputation of our products could be materially and adversely affected, even if our products performed in accordance with their functional specifications.

Employees

We now have 38 full time employees most of whom are located at our principal office in Vancouver, British Columbia. In addition, we also have an additional labor pool consisting of contract professionals that are hired on a part-time basis.



Facilities

     Our principal executive offices are located in Vancouver, British Columbia. This office consists of 6,800 square feet which we hold on a five-year lease expiring on May 31, 2005 with a monthly rent beginning at $4,700 and increasing to $5,500 after two years with triple net adjustments and a total commitment, including deposits and excluding operating costs, of $268,500.

     Our Seattle, Washington office consists of 500 square feet which we occupy on a month-to-month basis. The monthly rent at that location is $350, including common area costs.

Legal proceedings

     A German company, Software AG has a Website using the title "Go-XML" which we believe violates our pending "GoXML" trademark. We have exchanged correspondence with Software AG but have not initiated legal proceedings. At the date of this report, there are no pending legal proceedings in which we are a party and, with the exception of the Software AG matter, we are not aware of any threatened legal proceedings.

                            Corporate Organization


     Our Company is comprised of a series of corporations organized in a multi-tiered arrangement depicted in the following schematic:

        XML - Global Technologies, Inc.
                    (Colorado)
        -------------------------------
        100%   |              100%  |
               |                    |
XML Technologies, Inc.        DataXchg, Inc.
     (Nevada)  |                (Delaware)
               |
        100%   |
               |
XML Global Research, Inc.
(British Columbia, Canada)
               |
        100%   |
               |
Walkabout Website Designs, Ltd.
(British Columbia, Canada)

     The functions and relationships of these entities to one another can be summarized as follows:

     * XML - Global Technologies, Inc., a Colorado corporation, ("XML Global") is the parent corporation whose shares of common stock are registered under the Exchange Act. XML Global is primarily involved in capital formation and marketing and sales efforts for the Company's products. In addition, it holds intellectual property rights, including trademark registration applications, our pending patent applications and an exclusive license from DataXchg, Inc. to market the expressXCHG product to end users. In addition, upon completion of the merger of XML Nevada with and into XML Global (described below), XML Global will hold all intellectual property and other technology rights previously held by XML Nevada, including, without limitation, the pending patents and patent applications in preparation. XML Global has a professional services agreement with XML Research (described below) pursuant to which XML Global has been assigned the right to all technology and intellectual property rights owned by XML Research.


     * XML Technologies, Inc., a Nevada corporation, ("XML Nevada") is a wholly owned subsidiary of XML Global. Founded in 1999, XML Nevada holds the assignment of all of the past and future intellectual property rights developed by our technology founders, Duane Nickull, Matthew MacKenzie, Jamie Hoglund and Michael Palethorpe, including the pending patent and agreement with XML Research described above. XML Nevada was acquired by XML Global in a reorganization in August 1999. In that transaction, the shareholders of XML Nevada were issued 12,500,000 shares of our common stock in exchange for 100% of the outstanding common stock of XML Nevada. As a result of this share exchange, the shareholders of XML Nevada acquired 71% of our total outstanding shares.


     * XML Global Research, Inc., a British Columbia corporation, ("XML Research") is a wholly-owned British Columbian subsidiary of XML Nevada. XML Research performs the technology research and
        development under contract with XML Nevada.   XML Research operates
        out of its Vancouver, British Columbia offices and was created to ensure that the intellectual property developed by the Company's Canadian-based technology employees is made available to and owned by XML Nevada.

     * Walkabout Website Designs, Ltd.., a British Columbia corporation, ("Walkabout") was acquired by XML Research in May 1999 in order to obtain a client base to be used for beta testing of its technology. At the present time, Walkabout has no separate employees, offices or corporate functions.

     * DataXchg, Inc., a Delaware corporation, ("DataXchg") was formed by XML Global and David Webber, a director of the Company in October 1999. Initially, DataXchg was 40% owned by XML Global and 60% owned by David Webber. In exchange for 60% of the outstanding shares of DataXchg, David Webber assigned to DataXchg all of his right, title and interest in and to the intellectual property rights and underlying technology owned, developed or conceived of by them pertaining to business-to-business solutions and EDI and XML-EDI solutions, including, without limitation, the e-business solutions known as "BizTokens" and the software product known as "expressXCHG", which offers the ability to convert standard EDI documents into XML format. DataXchg also granted to XML Global an exclusive perpetual worldwide license to use and sublicense and make, use and sell products based on the technology and associated intellectual property rights owned by DataXchg, in consideration for a variable royalty.
        In June 2000, we acquired Mr. Webber's 60% interest in DataXchg, Inc. in consideration of issuing to Mr. Webber 1,000,000 shares of our common stock. As a result of this transaction, DataXchg became our wholly-owned subsidiary.

     We plan to simplify our corporate organization by completing two statutory mergers: the merger of XML Nevada with and into XML Global, with XML Global to be the surviving entity; and the merger of Walkabout with and into XML Research, with XML Research to be the surviving corporation. The effect of these mergers will be to consolidate all of our intellectual property and other technology rights, and marketing and sales activity, in XML Global. XML Research will continue to perform technology research and development functions under its agreement with XML Nevada which XML Global will succeed to as a result of the merger.

                                  Management


Directors, executive officers and key employees

     Our executive officers, key employees and outside Directors and their respective ages and positions are set forth below:



     Name                Age       Position

Peter Shandro            56        Chairman of the Board, Chief Executive
                                   Officer, President and Director
Duane Nickull            36        Chief Technology Officer and Director
Simon Anderson           39        Chief Financial Officer and Director
Matt MacKenzie           22        Vice President Research and Development
Jamie Hoglund            29        Vice President E-Commerce
David Webber             46        Director
Laurie Horvath           25        Controller and Principal Accounting Officer


     Peter Shandro has been our CEO and a Director since June 1999 and President since June 2000. He was an initial founder of XML Technologies, Inc., the Nevada corporation, and supervised its reorganization with the Company in August 1999. From 1970 to 1982, he was a Partner and Vice President of Marketing with FMH Canada, Ltd., a leisure products distribution company. Since 1992, through his privately owned companies, Noram Capital Partners and Wes-Sport Holdings, Ltd., he has arranged private debt and equity as well as bank financing for both public and private companies. He is currently the owner, President and Director of Spectrum BioTech, Inc., a private company that holds the patents to a unique self-destructing safety syringe. This company is not currently active. He is also a partner in Production Finance, Inc., a merchant trade finance company specializing in financing companies in the leisure and lifestyle products industry. From 1982 to 1991, he provided management and marketing services for Noram Recreation, Ltd., a company engaged in the development, financing and operation of eight aquatic recreation businesses.

     Duane Nickull has been a Director since August 1999, was President from August 1999 to June 2000 and has been Chief Technology Officer since June 2000. He has worked with computers for 19 years and is a certified level 2 HTML Designer with application skills in Javascript and DHTML. Prior to helping form and organize XML, from 1986 to 1999 he was President of Nickull-Dowdall Sales, Ltd., a cosmetics manufacturer.

     Simon Anderson has been Chief Financial Officer and Director since June 1999. Mr. Anderson is also a 50% owner and Vice President of MCSI Consulting Services Inc. from 1996 to present, to which he devotes about half of his time and attention. Mr. Anderson is both a Chartered Accountant and a Chartered Business Valuator and from 1994 to 1996 was a partner with BDO Dunwoody, an international accounting and consulting firm, where he specialized in mergers, acquisitions and valuations. From 1999 to June 2000, he was a director of mv Video, a Vancouver-based post production facility. From 1999 to 2000 he was Treasurer of MC2 Learning Systems, Inc. He was also a director of Trade Wind Communications, Ltd. from March 1997 to June 1999 and a director of Flexemessaging.com, Inc. from March 1999 to June 1999. Mr. Anderson received a Bachelor of Commerce in Accounting and Management Information Systems from the University of British Columbia in May 1983 and was admitted as a member of the Institute of Chartered Accountants in British Columbia in 1986. He is also a Chartered Business Valuator.

     Matthew MacKenzie has been our Vice President of Research and Development since August 1999. Mr. MacKenzie attended the University of New Brunswick from September 1996 to April 1999, majoring in Sociology. Prior to 1996, Mr. MacKenzie was a high school student.

     Jamie Hoglund has been our Vice President of E-Commerce since August 1999 and a Director of XML Nevada since August 1999. Beginning in 1998, he began independently collaborating with Matt MacKenzie on the development of our technology. Prior to that, he was employed by Carghill Agricultural Enterprises for several years. Mr. Hoglund developed his software programming skills through independent study and work.

     David R. R. Webber has been a Vice President of DataXchg and Director of the Company since October 1999. Mr. Webber is co-founder of the XML/EDI Group, a consortium which provides technical support to the advancement of XML/EDI technologies as an emerging worldwide standard. In January 1999, he founded Gnosis, Inc., a computer consulting firm which he continues to serve as President. From January 1997 to January 1999, he was a Senior Engineer with Elumen Solutions, a health care management information systems firm.
From September 1994 to January 1997, he was Project Manager for LNK Corporation, an information technology research firm. From March 1994 to September 1994, he was an EDI specialist with DynCorpViar. Mr. Webber has a degree in Physics with Computing from the University of Kent at Canterbury, UK which was received in 1976.

     Laurie Horvath has been our Controller and Principal Accounting Officer since May 2000. Ms. Horvath was an Accountant with Martin Meeres, Chartered Accountants from 1994 to 1998 and a Financial Analyst in Corporate Accounting with Canadian Airlines International Ltd. from 1998 to May 2000. She was admitted as a member of the Certified General Accountants Association of Canada and British Columbia in August 1999.



     No family relationship exists between any of our directors or executive officers.

     Our directors each serve for a term of one year and are elected at each annual meeting of our shareholders.


     We have an agreement with XML Fund, LLC, one of our principal shareholders, that its managing director, David Pool, will join as a member of our board of directors at some point in the future, subject to our obtaining director and officer liability insurance. The following sets forth information with respect to Mr. Pool:

     David Pool founded XML Fund, LLC in 1999 as a private investment fund that makes equity investments in companies involved in the development of XML technology. From October 1996 to the present, he has been a director of Aventail Corporation, a managed service provider of secured partner networks. From September 1995 to the present, he has been a director of ASC Network, Inc., an on-line network for the United States ambulatory surgery center market. In October 1996, he founded DataChannel, Inc. which he served as President and CEO from October 1996 to January 2000 and which he has served as a director since October 1996. DataChannel is a provider of XML-based enterprise information portal products. From May 2000 to the present, he has been a director of Intalio, Inc., a business process management system provider, and from January 2000 to August 2000, he served as director of Fishmonger, Inc., and on-line marketplace for the seafood industry. From August 2000 to the present, he has been a director of WorldCatch, Inc., an on-line marketplace for the seafood industry; from May 2000 to the present, he has served as a director of Entricom, Inc., a provider of operations support systems to communications services providers; from September 2000 to the present, he has been a director of XYZFind Corporation, a provider of search engines for database and XML data; from January 2000 to the present, he has served as a director of Thinkview, Inc., a media syndication group; and from February 2000 to June 2000, he served as a director Live Software, Inc., a java software developer.


     Currently, we do not have standing Audit, Compensation or Nominating Committees of the Board of Directors. We do plan to form an Audit Committee at the earliest opportunity. No member of the Audit Committee will receive any additional compensation for his service as a member of that Committee and members of this committee will be primarily comprised of non-officer directors. The Audit Committee will be responsible for providing assurance that financial disclosures made by management reasonably portray our financial condition, results of operations, plan and long-term commitments. To accomplish this, the Audit Committee will oversee the external audit coverage, including the annual nomination of the independent public accountants, review accounting policies and policy decisions, review the financial statements, including interim financial statements and annual financial statements, together with auditor's opinions, inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management, review with management the Management's Discussion and Analysis section of the Annual Report, review the letter of management representations given to the independent public accountants, meet privately with the independent public accountants to discuss all pertinent matters, and report regularly to the Board of Directors regarding its activities.

     We also plan to form a Compensation Committee during as soon as possible. No member of the Compensation Committee will receive any additional compensation for his service as a member of that Committee. The Compensation Committee will be responsible for reviewing pertinent data and making recommendations with respect to compensation standards for our executive officers, including the President and Chief Executive Officer, establishing guidelines and making recommendations for the implementation of management incentive compensation plans, reviewing the performance of the President and CEO, establishing guidelines and standards for the grant of incentive stock options to key employees under our Equity Incentive Plan, and reporting regularly to our Board of Directors with respect to its recommendations.

Advisory Board


     In February 2000, our Board of Directors authorized the establishment of an Advisory Board whose members consist of persons who possess particular expertise in one or more disciplines that we believe are relevant to our strategic plan, business development and core technologies. To date, three persons have agreed to serve as members of the Advisory Board: Scott Briggs, Mark Van der Griend and Ken Holman. The members of the Advisory Board do not exercise or possess any of the authority of members of our Board of Directors, but are merely advisors to our board.


1999 Equity Incentive Plan

     On September 15, 1999, the Board of Directors authorized, and on October 19, 1999, our stockholders approved, the 1999 Equity Incentive Plan for our executive and other employees, plus a limited number of outside consultants and advisors. Under the Equity Incentive Plan, our employees, outside consultants and advisors may receive awards of non-qualified options and incentive options, stock appreciation rights or restricted stock. A maximum of 4,000,000 shares of our common stock are subject to the Equity Incentive Plan. As of the date of this Memorandum, no stock appreciation rights or restricted stock has been granted under the Equity Incentive Plan, and options to purchase 1,195,000 shares of our common stock have been granted, including options to purchase 125,000 shares which have been granted to our non-employee director and 60,000 options granted to members of our Advisory Board. To date, no restricted shares have been issued pursuant to the Plan. The purpose of the Equity Incentive Plan is to provide employees, including our officers and employee directors, and non-employee consultants and advisors, with an increased incentive to make significant and extraordinary contributions to our long-term performance and growth, to join their interests with the interests of our shareholders, and to facilitate attracting and retaining employees of exceptional ability.

     The Equity Incentive Plan may be administered by the Board, or in the Board's sole discretion by the Compensation Committee of the Board or such other committee as may be specified by the Board to perform the functions and duties of the Committee under the Equity Incentive Plan. Subject to the provisions of the Equity Incentive Plan, the Committee and the Board shall determine, from those eligible to be participants in the Plan, the persons to be granted stock options, stock appreciation rights and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any stock option, stock appreciation rights and restricted stock.

     Under the Equity Incentive Plan, in the event there occurs a change of control of the company, all outstanding and unexercised options granted to our key employees, officers, directors and consultants will at once become immediately vested and exercisable. This provision of the Plan could deter suitors from seeking business combinations with us that might otherwise be beneficial to our shareholders.

Director compensation

     Under our Equity Incentive Plan, upon their election to our Board of Directors, non-employee directors are entitled to receive a grant of non-qualified stock options exercisable to purchase 125,000 shares of our common stock at an exercise price equal to the market value of our common stock on the date of grant.

Executive compensation

     The following table and discussions summarizes all compensation earned by or paid to our Chief Executive Officer ("CEO") and the other most highly compensated executive officers for all services rendered in all capacities to us and our subsidiaries for each of our last three fiscal years. However, no disclosure has been made for any executive officer, other than the CEO, whose total annual salary and bonus is less than $100,000.

                                      TABLE 1
                            SUMMARY COMPENSATION TABLE
                                                                           Long Term Compensation
                                                                  ----------------------------------
                                    Annual Compensation(1)              Awards                Payouts
                                  --------------------------      -------------------         ---------
                                                     Other                                          All
                                                    Annual    Restricted                           Other
Name and                                            Compen-      Stock                   LTIP      Compen-
Principal                      Salary     Bonus     sation     Award(s)   Options/      Payouts    sation
Position            Year         ($)       ($)      ($)(2)        ($)       SARs         ($)(#)     ($)
---------------    -------    --------    -----    ---------  ----------  --------      -------     ------

Peter Shandro, CEO  1999       $96,000     -0-        -0-         -0-      125,000        -0-       -0-
-----------------------------------------------------------------------------------------------------------


Employment agreements

     To date, we do not have any written employment agreements with any of our key personnel. It is our intent to enter into such agreements with our key employees: Messrs. Shandro, Nickull, MacKenzie and Hoglund, as soon as possible.

     We have entered into lock-up and vesting agreements with certain key personnel pursuant to which their shares of common stock are subject to vesting over a two year period ending August 2001. It is our intent that these agreements will provide additional incentive to those employees to continue devoting their efforts and resources to our success until such time as their shares of our common stock have become fully vested.

Indemnification and limitation on liability of directors

     Our Articles of Incorporation provide that we shall indemnify, to the fullest extent permitted by Colorado law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the former or present official position of the person, which indemnity extends to any judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


     Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the Colorado Business Corporation Act. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

     *    any breach of the duty of loyalty to us or our stockholders,
     * acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,
     * dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions,
     *    violations of certain laws, or
     * any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by the Articles.

                Certain Relationships And Related Transactions


Founders - XML - Global

     When we were first organized in 1991, we issued a total of 500,000 shares of our common stock to a total of 11 investors in consideration of a purchase price of $.0003 per share. The following sets forth the names and the number of shares, giving retroactive effect to a 10-for-1 forward split, received by persons who would be considered promoters:

               Name                    Number of Shares
               Matthew J. Kavanaugh          2,550,000
               Terry Whiteside                 500,000
               Marshal Griffin                 500,000
               Equitas Corp.                   900,000



Founders - XML Nevada; the reorganization

     In May 1999, XML Nevada was organized through the issuance of 12,500,000 shares of common stock and the simultaneous acquisition of certain intellectual property and other assets. XML Nevada also formed a wholly owned subsidiary, XML Research, which in turn acquired 100% of the outstanding stock of Walkabout Websites. The purpose of these transactions was to consolidate all of the intellectual property and other assets contributed by Messrs. Nickull, MacKenzie, Hoglund and Palethorpe into one entity, XML Nevada. The persons who would be deemed founders of XML Nevada, and the number of shares of common stock received by each, is set forth below:

               Name                         Number of Shares

               Duane Nickull                 2,000,000 *
               Matt MacKenzie                1,500,000 *
               Jamie Hoglund                 1,500,000 *
               Peter Shandro                   735,000
               Simon Anderson                  200,000
               Michael Palethorpe              200,000 **


_________________

*    Subject to vesting agreements over a two year period ending August 2001.
** Mr. Palethorpe left the Company in February 2000 and surrendered 600,000 of his shares for cancellation.


     In August 1999, XML Global (then known as International Capital Funding, Inc.) acquired 100% of the issued and outstanding shares of common stock of XML Nevada. In that transaction, all 12,500,000 shares of XML Nevada were exchanged on a one-for-one basis for 12,500,000 shares of XML Global, which then represented approximately 71% of the total issued and outstanding shares of common stock of XML Global.


DataXchg, Inc.

     In 1999, we formed and organized a new company called DataXchg, Inc. 40% of the equity securities of DataXchg, Inc. was held by us and 60% was held by David Webber. At that time, David Webber also became a member of our Board of Directors and a consultant.

     Upon its organization, David Webber assigned to DataXchg, Inc. all of the patents, patent rights and other intellectual property owned by them related to the Xchg product, an e-business to e-business interchange solution that permits the conversion of standard EDI documents into an XML format. As part of the arrangement, DataXchg, Inc. granted to XML Global an exclusive worldwide license to market, sell and sublicense the expressXCHG product to end users, for which DataXchg, Inc. is entitled to a variable royalty depending upon the nature and configuration of the product marketed and sold.

     In June, 2000, we acquired the remaining 60% of DataXchg, Inc. in exchange for the issuance to Mr. Webber of 1,000,000 shares of our common stock.

XMLFund, LLC

     In January 2000, we sold to XMLFund, LLC an unrelated party, a total of 500,000 Units of our securities at a price of $2.00 per Unit, for a total cash consideration of $1,000,000. Each Unit consisted of two shares of our common stock, one Warrant exercisable for three years to purchase an additional share of common stock at an exercise price of $2.00 per share, and a second Warrant exercisable for 60 days to purchase an additional share of our common stock at an exercise price of $.07 per share. In March 2000, XMLFund, LLC exercised warrants to purchase 500,000 shares of our common stock at an exercise price of $.07 per share. The managing partner of XMLFund, David Pool agreed to become a member of our Board of Directors subject to our obtaining directors and officers liability insurance. In addition, XMLFund, LLC was granted a limited preemptive right on certain future financings that we may undertake. By virtue of this limited preemptive right, XMLFund, LLC purchased in April 2000 100,000 units at a price of $1.00 per unit, each unit consisting of one share of our common stock and one warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. Further, pursuant to the preemptive right, in April 2000 XMLFund, LLC purchased 8.5 units at a price of $75,000 per unit, each unit consisting of 50,000 shares of our common stock and warrants exercisable to purchase an additional 50,000 shares of our common stock for 18 months at an initial exercise price of $4.00 per share. This preemptive right will terminate upon our completion of an initial public offering.

          Security Ownership of Management And Principal Stockholders

     The following table sets forth information with respect to beneficial ownership of our common stock by:

     *    each person who beneficially owns more than 5% of the common stock;
     *    each of our executive officers named in the Management section;
     *    each of our Directors; and
     *    all executive officers and Directors as a group.

The table shows the number of shares owned as of September 1, 2000 and the percentage of outstanding common stock owned as of September 1, 2000. Each person has sole voting and investment power with respect to the shares shown, except as noted.

                                                  Percentage of Outstanding
                                                        Shares Owned(2)
                                                  -------------------------
                              Number of Shares
                              of Common Stock
 Name and Address              Beneficially                 Current
of Beneficial Owner                Owned                 (as of 9/1/00)
-------------------           -----------------   -------------------------


Duane Nickull                 2,125,000                7.7%

Peter Shandro                   860,000                3.1%

Simon Anderson                  325,000                1.2%

Matt MacKenzie                1,625,000                5.9%

Jamie Hoglund                 1,600,000                5.8%



Matthew J. Kavanaugh
3140 South Peoria Street
Unit K-230
Aurora, Colorado  80014       1,950,000                7.1%

XML Fund, LLC
777 108th Avenue, N.E.,
Suite 1800
Bellevue, WA  98004           3,050,000                11.1%

All Officers and Directors
as a Group (5 persons)        6,535,000                23.8%


     Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

     The percentages shown are calculated based upon 27,505,000 shares of common stock outstanding on September 1, 2000. In calculating the percentage of ownership, unless as otherwise indicated, all shares of common stock that the identified person or group had the right to acquire within 60 days of September 1, 2000 upon the exercise of options and warrants are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

     Unless otherwise stated, the beneficial owner's address is 1818 Cornwall Avenue, Suite 9, Vancouver, British Columbia V6J 1C7 Canada.

     We have granted options to purchase shares of our common stock to our executive officers. Mr. Nickull was granted options to purchase 125,000 shares, Mr. Shandro was granted options to purchase 125,000, Mr. Anderson was granted options to purchase 125,000 shares, Mr. MacKenzie was granted options to purchase 125,000 shares and Mr. Hoglund was granted options to purchase 100,000 shares. The number of shares of common stock shown on the foregoing table as being beneficially owned by each of these persons includes the shares of common stock underlying these options.

     XML Fund, LLC is a private investment fund that has warrants to purchase 500,000 shares of common stock at an exercise price of $2.00 per share.
Voting and investment power with respect to its Securities is exercised by David Pool, the Manager of the Fund. The Fund's ownership includes warrants to purchase an additional 100,000 of common stock at an exercise price of $4.00 per share and Warrants exercisable to purchase an additional 425,000 shares of common stock at an initial exercise price of $4.00 per share until April 6, 2001 and thereafter at an exercise price of $6.00 per share.

     Mr. David Pool, the Manager of XML Fund, has agreed to become a director subject to our obtaining directors' and officers' liability insurance. Upon his election and including the securities owned by XML Fund, the directors and officers of the company as a group will consist of six persons, and will be the beneficial owners of 9,585,000 shares, representing 34.8% of the total issued and outstanding shares of our common stock.


Lock-up and Vesting Agreements

     Messrs. Nickull, Shandro, MacKenzie and Hoglund have each entered into a Lock-up and Vesting Agreement pursuant to which all of the shares of our common stock which they own are subject to being returned and forfeited if their employment terminates. Under the vesting schedule, their shares will vest on August 29, 2001. Until the shares are vested, they may not be sold. If the person's employment with the company is terminated before the vesting date, all unvested shares will be forfeited and revert to our authorized but unissued shares of common stock.

                            Additional Information


     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's Website at http://www.sec.gov.

     We have filed with the Commission a Registration Statement on Form SB-2 to register the shares of our common stock and common stock warrants to be sold by the Selling Securityholders and issued pursuant to the exercise of the warrants. This Prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement. You can review a copy of the Registration Statement and its exhibits at the public reference rooms maintained by the Commission and on the Commission's Website as described above.

                            Selling Securityholders


     The Selling Securityholders are offering to sell 24,335,000 shares of our common stock. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted.

     Of the securities being offered,

     * 5,000,000 shares of common stock are being offered by Selling Securityholders who were the original shareholders of ICF prior to the reverse merger and reorganization, and their assignees,

     * 2,330,000 shares of common stock and warrants to purchase an additional 2,330,000 shares of common stock were sold in a private offering which closed in August 1999,

     * warrants to purchase 200,000 shares of common stock were issued to a consultant,

     * 1,600,000 shares of common stock and warrants to purchase an additional 600,000 shares of common stock were issued to the XML Fund, LLC, an institutional investor,

     * 1,050,000 shares of our common stock and warrants to purchase an additional 1,050,000 shares of our common stock were issued in a private transaction to a private trust and an individual investor,

     * 4,625,000 shares of our common stock and warrants to purchase an additional 4,625,000 shares of our common stock were sold to 50 accredited investors in a private offering which was completed in April 2000 and

     * 462,500 shares of common stock and an additional 462,500 shares of common stock issuable upon exercise of warrants included in 9.25 units of our securities which may be purchased by Westminster Securities Corp. upon exercise of its unit purchase option granted in connection with a private offering which we completed in April 2000.

     The following table lists the Selling Securityholders eligible to sell shares of common stock under this Prospectus, the number of shares beneficially owned by each Selling Securityholder prior to this offering, and the maximum number of shares each Selling Securityholder may sell under this Prospectus. We will not receive any of the proceeds from the sale of our common stock by the Selling Securityholders. The number of shares owned by each Selling Securityholder after the offering will depend upon the number of shares actually sold by each Selling Securityholder.


                      Number of     Maximum      Number of
                       Shares      Number of      Shares
                    Beneficially Shares to be  Beneficially
                     Owned Prior    Sold in     Owned after
                   to Offering(1)  Offering      Offering     Percent
                    ------------- -----------   -----------   -------
Amherst Group               500         500             -0-      0%

AMRO International,
 SA(7)                1,300,000   1,300,000             -0-      0%

Antilles Partners,
 LP(7)                  200,000     200,000             -0-      0%

Aspen Gold Group,
 Inc.(7)                 50,000      50,000             -0-      0%

Austost Anstalt
 Schaan(7)              500,000     500,000             -0-      0%

Glenn Bailey(4)          50,000      50,000             -0-      0%

Balmore, SA(7)          500,000     500,000             -0-      0%

Bank Von Ernst(4)       260,000     260,000             -0-      0%

Banqe Ippa & Associes,
 Luxemberg(4)            70,000      70,000             -0-      0%

Banque Julius Baer & Co.
  Ltd., Zurich(4)        80,000      80,000             -0-      0%

Bruce Barr(4)           200,000     200,000             -0-      0%

John Barsoli(7)          50,000      50,000             -0-      0%

Chris Battensbury           500         500             -0-      0%

Bayonet Capital,
 LLC(7)             1,000,000      1,000,000            -0-      0%

Aleta M. and Layton M.
  Bennett, JTRS(7)       50,000      50,000             -0-      0%

John Bradley                500         500             -0-      0%

Carolyn Brewer              500         500             -0-      0%

Mark Brewer                 500         500             -0-      0%

Brewin Nominees
 Ltd.(4)                 40,000      40,000             -0-      0%

Whitney Briscoe             500         500             -0-      0%

Steve Calandrella           500         500             -0-      0%

Darryl S. Caplan(7)     200,000     200,000             -0-      0%

Vincent Capodanno(7)    100,000         100,000         -0-      0%

Ronald Carlile              500         500             -0-      0%

Susan Carlile               500         500             -0-      0%

Stuart Carmichael           500         500             -0-      0%

Shannon Carthy            1,000       1,000             -0-      0%

Patrick Churchill(4)    120,000     120,000             -0-      0%

Glen Roth, Inc.(7)       50,000      50,000             -0-      0%

Richard Cober               500         500             -0-      0%

Jonathan Cohen          200,000     200,000             -0-      0%

Credit Suisse
 (Guernsey) Ltd.(4)     160,000     160,000             -0-      0%

Crypto Corporation(7)   100,000     100,000             -0-      0%

CSPS, Inc.(7)           100,000     100,000             -0-      0%

Cycad Limited(7)        200,000     200,000             -0-      0%

Mark DeGeorge(7)         50,000      50,000             -0-      0%

Mark DeStefano(7)        50,000      50,000             -0-      0%

Jim Dixon                   500         500             -0-      0%

Randy Doherty               500         500             -0-      0%

Thomas Donino(7)        100,000     100,000             -0-      0%

Don Elving                  500         500             -0-      0%

Jennifer Enslein
 Trust(7)                50,000      50,000             -0-      0%

Equitas Corp.           900,000     900,000             -0-      0%

Karen Ewenson               500         500             -0-      0%

Harry Faircloth             500         500             -0-      0%

Charles Fowler(4)        50,000      50,000             -0-      0%

Scott Bradley
 Frisoli(7)             100,000     100,000             -0-      0%

Golden Securities(4)    400,000     400,000             -0-      0%

Norman Goldstein &
 James Jorasch,
  JTEN(7)                50,000      50,000             -0-      0%

Anthony Griffin          10,000      10,000             -0-      0%

Dan Griffin                 500         500             -0-      0%

Gayle Griffin               500         500             -0-      0%

Marshal Griffin         500,000     500,000             -0-      0%

George E.
 Groehsl (7)             50,000      50,000             -0-      0%

Ms. H.R. Griffiths        1,000       1,000             -0-      0%

Rick Griffiths              500         500             -0-      0%

Egbert Hardenbol(4)      70,000      70,000             -0-      0%

Paul Hazlett                500         500             -0-      0%

HB Trading, Inc.(7)     100,000     100,000             -0-      0%

Scott Hean                2,000       2,000             -0-      0%

Alex Herman             250,000     250,000             -0-      0%

Justin Hilbert(4)        50,000      50,000             -0-      0%

Sheila Hirsch               500         500             -0-      0%

Steven Hirsch(7)        100,000     100,000             -0-      0%

Richard Ilich(7)         50,000      50,000             -0-      0%

International
 Distribution Corp.(4)  100,000     100,000             -0-      0%

Mike James                  500         500             -0-      0%

Debra Jeske                 500         500             -0-      0%

T. J. Jesky (7)          50,000      50,000             -0-      0%

Keith Johnson            10,000      10,000             -0-      0%

Matthew J. Kavanaugh  1,950,000      1,950,000          -0-      0%

Brent King                  500         500             -0-      0%

Frank L. Kramer (7)      50,000      50,000             -0-      0%

Ross Kramer                 500         500             -0-      0%

John Kubiak                 500         500             -0-      0%

Laiy, Ltd.              600,000     600,000             -0-      0%

Ken Lee(4)               20,000      20,000             -0-      0%

Jon Lerner (7)          100,000     100,000             -0-      0%

Lloyds Bank PL1(4)       50,000      50,000             -0-      0%

Jim Locke(4)             10,000      10,000             -0-      0%

Daniel Luskind (7)       50,000      50,000             -0-      0%

Eugene & Eileen
 Lynch (7)               50,000      50,000             -0-      0%

Mabcrown, Inc.(7)       600,000     600,000             -0-      0%

Magellan International,
 Ltd.(7)                200,000     200,000             -0-      0%

John B. Marsala (7)      50,000      50,000             -0-      0%

William Marshall,
 Jr.(4)                 200,000     200,000             -0-      0%

Dan McCracken               500         500             -0-      0%

Ian McDougall               500         500             -0-      0%

Rob McKay                   500         500             -0-      0%

Joseph P. McKenna           500         500             -0-      0%

Jeffrey McLaughlin (7)   50,000      50,000             -0-      0%

Melborne Investment
 Ltd.(4)                300,000     300,000             -0-      0%

Stephan Moses(4)         70,000      70,000             -0-      0%

Dale B. Newburg (7)     100,000     100,000             -0-      0%

Arthur J. Niebauer (7)   50,000      50,000             -0-      0%

Rick Nilsson                500         500             -0-      0%

Nottinghill Resources,
 Ltd.(4)              1,000,000   1,000,000             -0-      0%

John P. O'Shea (7)      250,000     250,000             -0-      0%

Gene Paul Percudani(7)   50,000      50,000             -0-      0%

Duane Peterson          250,000     250,000             -0-      0%


Christine Platt(9)        1,000       1,000             -0-      0%


Providence Securities
     (Bahamas) Ltd.(4)  470,000     470,000             -0-      0%

M. Psarompa(4)          200,000     200,000             -0-      0%

Thomas Relling              500         500             -0-      0%

David J. Ritchie (7)    100,000     100,000             -0-      0%

Mark Robertson (7)      100,000     100,000             -0-      0%

Ropart Investments,
 LLC (7)                200,000     200,000             -0-      0%

Mark C. Ross(4)         200,000     200,000             -0-      0%

Christian Russenberger  100,000     100,000             -0-      0%

Phil Sancken                500         500             -0-      0%

August B. Schwarz (7)    50,000      50,000             -0-      0%

Ralf P. Schwarz (7)     200,000     200,000             -0-      0%


Adam Shandro(9)           1,000       1,000             -0-      0%

Andrew Shandro(9)           500         500             -0-      0%

Matthew Shandro(9)          500         500             -0-      0%


Robert E. Smith           1,000       1,000             -0-      0%

Smithson Ventures (7)   100,000     100,000             -0-      0%

Troy Straith                500         500             -0-      0%

Gary Sukovaty               500         500             -0-      0%

Craig Taubman               500         500             -0-      0%

Gene Taubman                500         500             -0-      0%

Tech-Trade Capital,
 LLC (7)                 50,000      50,000             -0-      0%

Jay Teitelbaum (7)      100,000     100,000             -0-      0%

Genell Thorn                500         500             -0-      0%

Tomasovich Family
 Trust(6)             2,000,000   2,000,000             -0-      0%

Gary Triesman               500         500             -0-      0%

Union Bancaire(4)       170,000     170,000             -0-      0%

Hans van der Griend         500         500             -0-      0%

Mark van der Griend(7)  100,000     100,000             -0-      0%

Vestcom, Ltd.(7)         50,000      50,000             -0-      0%

Willi Vogl                  500         500             -0-      0%

Cameron Watt (4)         50,000      50,000             -0-      0%

Willie West, for and
 on behalf of(4)         20,000      20,000             -0-      0%
 Toucan International
 Investments

West Capital &
 Associates (7)         100,000     100,000             -0-      0%

Westminster Securities
 Corp.(8)               925,000     925,000             -0-      0%

Lane Whiteside              500         500             -0-      0%

Terry Whiteside         500,000     500,000             -0-      0%

E. Evelyn Williamson(4) 200,000     200,000             -0-      0%

Ashley Wills                500         500             -0-      0%

John Wills                  500         500             -0-      0%

Albert Wouters(4)        50,000      50,000             -0-      0%

XML Fund, LLC(5)(7)   3,050,000   3,050,000             -0-      0%

Louis Zauderer(7)       400,000     400,000             -0-      0%

Scott Ziegler(7)        100,000     100,000             -0-      0%

___________________

(1) The number of shares indicated includes shares acquired directly from us by the Selling Securityholders as well as shares which are issuable upon the exercise of warrants held by the Selling Securityholders.

(2) Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3) The percentages shown are calculated based upon 27,505,000 shares of common stock outstanding on September 30, 2000. In calculating the percentage of ownership, unless as otherwise indicated, all shares of common stock that the identified person or group had the right to acquire within 60 days of September 30, 2000 upon the exercise of options and warrants are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(4) The selling shareholder was an investor in the Company's private offering which closed in August 1999. In the offering, the selling shareholder purchased for $1.00 a unit consisting of one share of common stock and one warrant exercisable to purchase an additional share of common stock at an exercise price of $4.00 per share.


(5) XML Fund, LLC is a private investment fund whose manager is David Pool. Mr. Pool has agreed to join our board of directors subject to our obtaining directors and officers liability insurance. In January 2000, the XML Fund purchased 500,000 units at a price of $2.00 per unit. Each unit consisted of two shares of common stock, one Class A warrant and one Class A-1 warrant. Each Class A warrant entitles XML Fund to purchase one additional share of common stock at a price of $2.00 per share, and each Class A-1 warrant entitled XML Fund to purchase one additional share of common stock at a price of $0.07 per share. The term of the Class A warrants is three years and the term of the Class A-1 warrants was 60 days. The Class A-1 warrants were exercised in March 2000. As part of its agreement, XML Fund has a preemptive right to subscribe for and purchase its proportionate share of future offerings in order to maintain its percentage equity interest in the Company. In April 2000, XML Fund purchased 100,000 units at a price of $1.00 per unit. Each unit consisted of one share of common stock and one warrant. Each warrant entitles XML Fund to purchase one additional share of common stock at $4.00 per share. The warrants expire on December 31, 2000.


(6) Includes warrants exercisable until December 31, 2000 to purchase 1,000,000 shares of common stock at an exercise price of $4.00 per share.


(7) The selling shareholder was an investor in the Company's private offering which closed in April 2000. In the offering, the selling shareholder purchased units for $75,000 per unit, each unit consisting of 50,000 shares of common stock and 50,000 warrants. The warrants are exercisable until October 2001 to purchase an additional share of common stock, initially at an exercise price of $4.00 per share and beginning April 2001 and thereafter at an exercise price of $6.00 per share. As an investor in the April 2000 private offering, the selling shareholder agreed to the following restriction on resales of securities: Until the earlier of three months following the date of this prospectus or September 6, 2000, the selling shareholder agreed not to make any sales of our securities. Thereafter, the selling shareholder agreed to limit sales of our securities to 25% of shares of common stock purchased by the selling shareholder in our April 2000 offering during each 90 day period. With respect to shares of common stock which may be acquired by the selling shareholder upon exercise of warrants, the selling shareholder has agreed not to sell those shares of common stock until 30 days after the date of this prospectus and thereafter limit resales of such shares of common stock to 25% of such shares owned by the selling shareholder during each 90 day period.

(8) Consists of shares of common stock issuable upon exercise of an option to buy up to 9.25 of the units sold in our April 2000 offering at a price of $75,000 per unit. Westminster was granted the option as partial consideration of its services as our placement agent in the offering. Does not include 175,000 shares of common stock and 175,000 warrants owned by John P. O'Shea, a principal of Westminster, which he purchased as an investor in our April 2000 private offering. Securities acquired by Westminster are subject to the same restrictions on resale as apply to securities sold in the offering and described in Note 7.

(9) The following familial relationships exist between certain selling securityholders and the Company's management. Christine Platt is the daughter-in-law of Peter Shandro. Adam Shandro and Patrick Churchill are nephews of Peter Shandro. Andrew Shandro and Matthew Shandro are sons of Peter Shandro.


     We will pay all expenses to register the shares, except that the Selling Securityholders will pay any underwriting and brokerage discounts, fees and commissions, specified attorneys' fees and other expenses to the extent applicable to them.

     We have agreed to indemnify the Selling Securityholders and certain affiliated parties against specified liabilities, including liabilities under the Securities Act, as amended, in connection with this offering. The Selling Securityholders have agreed to indemnify us and our directors and officers, as well as any persons controlling our Company, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling our Company, we have been advised that in the opinion of the SEC this kind of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                Use of Proceeds


     We will not receive any proceeds when Selling Securityholders sell shares of common stock under this Prospectus. We have previously received proceeds from the sale of the common stock and warrants and may receive proceeds from the exercise of the warrants.

     If we receive proceeds from the exercise of warrants, it will be used for general working capital purposes.


                             Plan of Distribution


     This Prospectus covers the sale of shares of common stock pursuant to the exercise of outstanding warrants held by the Selling Securityholders as well as the resale by those Selling Securityholders of additional shares of our common stock which they have already purchased from us. We are not registering the resale of the warrants by the Selling Securityholders.

     Selling Securityholders may sell their shares of common stock either directly or through a broker-dealer or other agent at prices related to prevailing market prices or negotiated prices, in one or more of the following kinds of transactions:


     * Transactions in the over-the-counter market if a public trading market develops;

     * A block trade in which a broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     * Purchases by a broker or dealer as principal and resale by a broker or dealer for its account.

     * Ordinary brokerage transactions and transactions in which a broker solicits a buyer.

     * In privately negotiated transactions not involving a broker or dealer.


     Broker-dealers or agents may purchase shares directly from a Selling Securityholder or sell shares to someone else on behalf of a Selling Securityholder. Broker-dealers may charge commissions to both Selling Securityholders selling common stock, and purchasers buying shares sold by a Selling Securityholder. If a broker buys shares directly from a Selling Securityholder, the broker may resell the shares through another broker, and the other broker may receive compensation from the Selling Securityholder for the resale.

     To the extent required by laws, regulations or agreements we have made, we will use our best efforts to file a Prospectus supplement during the time the Selling Securityholders are offering or selling shares covered by this Prospectus in order to add or correct important information about the plan of distribution for the shares.

     In addition to any other applicable laws or regulations, Selling Securityholders must comply with regulations relating to distributions by Selling Securityholders, including Regulation M under the Securities Exchange Act of 1934, as amended. Regulation M prohibits Selling Securityholders from offering to purchase or purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this Prospectus.

     Some states may require that registration, exemption from registration or notification requirements be met before Selling Shareholders may sell their common stock. Some states may also require Selling Securityholders to sell their common stock only through broker-dealers.


Risk Factors Effecting Distribution

There is no assurance that a public market for our common stock will develop

     There has been no public market for our common stock. We cannot predict the extent to which investor interest in our common stock will lead to the development of a trading market or how liquid that market might become, especially if a large number of shares were introduced into the market upon exercise of options or warrants. If a market does develop, the price for our common stock may be highly volatile and may bear no relationship to our actual financial condition or results of operations.

Our public trading market, if and when it develops, will likely be highly volatile

     We have applied to have our common stock quoted on the OTC Electronic Bulletin Board, a NASD sponsored and operated quotation system for equity securities. It is a more limited trading market than the Nasdaq SmallCap Market, and timely, accurate quotations of the price of our common stock may not always be available. You may expect trading volume to be low in such a market. Consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume.

     Once our common stock is listed on the OTC Bulletin Board, it will be subject to the requirements of Rule 15g.9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severally limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

     If a public trading market does develop, the market price of our common stock could fluctuate substantially due to:

     *    quarterly fluctuations in operating results
     * announcements of new products or product enhancements by us or our competitors technological innovations by us or our competitors
     * general market conditions or market conditions specific to our or our customers' industries
     *    changes in earnings estimates or recommendations by analysts.

     Stock prices of Internet related companies have been highly volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has at times been instituted against that company. If we become subject to securities litigation, we could incur substantial costs and experience a diversion of management's attention and resources.

Future sales of our common stock and preferred stock could adversely affect the market

     Future sales of our common stock into the market may also depress the market price of our common stock if one develops in the future. We have issued common stock, options and warrants to purchase our common stock. Sales of these shares of our common stock or the market's perception that these sales could occur may cause the market price of our common stock to fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate or to use equity as consideration for future acquisitions.

     We have the authority to issue up to 100,000,000 shares of preferred stock without shareholder approval. The issuance of preferred stock by our Board of Directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

A change of control of the company will result in the vesting of all outstanding stock options issued under our plan

     Under the terms of our Equity Incentive Plan, in the event there occurs a change of control of the Company, all outstanding and unvested stock options previously granted to our employees, officers, directors and consultants will immediately become vested and exercisable in their entirety. This vesting acceleration could deter parties from pursuing business combinations with us that might otherwise be beneficial to our shareholders.

                           Description of Securities


Common stock

     We are authorized to issue 500,000,000 shares of common stock, par value $.0001 per share. Except as otherwise expressly provided by law, and subject to the voting rights provided to the holders of preferred stock by our Articles of Incorporation, as amended, the common stock shall have voting rights on all matters requiring a vote of stockholders, voting together with the holders of preferred stock, as one class. Each share of common stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of common stock unless the same is paid on all shares of common stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the preferred stock, or except as may be provided by the laws of the State of Colorado, the holders of common stock shall have exclusively all other rights of stockholders. There is no cumulative voting with respect to the election of Directors, with the result that the holders of more than 50% of the shares voting for the election of Directors can elect all of the Directors. The holders of common stock are entitled to receive dividends if declared by the Board of Directors out of funds legally available for them. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Preferred stock

     We are authorized to issue 100,000,000 shares of preferred stock, par value $.01 per share. Our preferred stock can be issued in one or more series as may be determined from time-to-time by our Board of Directors. In establishing a series our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. Our Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation:

     *    The rate of distribution
     * The price at and the terms and conditions on which shares shall be redeemed
     *    The amount payable upon shares for distributions of any kind
     *    Sinking fund provisions for the redemption of shares
     * The terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion
     *    Voting rights except as limited by law

     Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Warrant


     We have outstanding warrants exercisable to purchase up to 8,805,000 shares of our common stock at prices that currently range from $2.00 to $5.00 per share. Holders of the Warrants do not possess any rights as stockholders of the Company. Holders of the Warrants have no voting, preemptive, liquidation or other rights of shareholders, and no dividends will be paid on the Warrants or the shares underlying the Warrants. In the event of our liquidation, dissolution or winding up, the holders of the Warrants will not be entitled to participate in the distribution of our assets.


Transfer agent

     Our transfer agent is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Their telephone number is
(303) 282-5800.

Reports to shareholders

     We intend to furnish annual reports to shareholders which will include audited financial statements reported on by our certified public accountants. In addition, we may issue unaudited quarterly or other interim reports to shareholders as we deem appropriate. We will comply with the periodic reporting requirements imposed by the Securities Exchange Act of 1934.


                                 Legal Matters


     The validity of the issuance of the common stock offered hereby will be passed upon for us by Neuman & Drennen, LLC of Boulder, Colorado.


                                    Experts


     Our consolidated financial statements as of June 30, 2000 and 1999 and for the year ended June 30, 2000 and the period from May 18, 1999 to June 30, 1999 have been included herein in reliance on the report of Moss Adams, LLP, independent certified public accountants, appearing elsewhere herein, given upon the authority of that firm as experts in auditing and accounting.

                XML-Global Technologies, Inc. and Subsidiaries

                         Independent Auditor's Report
                                      and
                             Financial Statements

                            June 30, 2000 and 1999

               XML - GLOBAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                               TABLE OF CONTENTS

                            JUNE 30, 2000 AND 1999

                                                                          Page

INDEPENDENT AUDITOR'S REPORT . . . . . . . . . . . . . . . . . . . . . . . F-3

CONSOLIDATED FINANCIAL STATEMENTS

     Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-4

     Statement of Operations . . . . . . . . . . . . . . . . . . . . . . . F-6

     Statement of Stockholders' Equity (Deficit) . . . . . . . . . . . . . F-7

     Statement of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . F-9

     Notes to Consolidated Financial Statements. . . . . . . . . . F-11 - F-22

                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
XML - Global Technologies, Inc.

We have audited the accompanying consolidated balance sheet of XML - Global Technologies, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 30, 2000 and the period May 18, 1999 (date of inception) to June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of XML - Global Technologies, Inc. and subsidiaries as of June 30, 2000 and 1999, and the results of their operations and their cash flows for the year ended June 30, 2000 and the period May 18, 1999 (date of inception) to June 30, 1999 in conformity with generally accepted accounting principles.


MOSS ADAMS LLP

Bellingham, Washington
August 14, 2000

                        XML - GLOBAL TECHNOLOGIES, INC.
                          CONSOLIDATED BALANCE SHEET
                            JUNE 30, 2000 AND 1999

                                    ASSETS

                                            June 30,       June 30,
                                              2000           1999
                                            --------        -------
CURRENT ASSETS
  Cash and cash equivalents               $  7,535,852   $      9,581
  Investments in securities available
     for sale                                1,000,000              -
  Trade accounts receivable                     17,185          8,232
  Other receivable                              53,653          3,509
  Prepaid expenses                              11,869          4,658
  Deferred income taxes                          2,622              -
                                          -------------  -------------
       Total current assets                  8,621,181         25,980

PROPERTY AND EQUIPMENT, net                    158,633         54,938

INTANGIBLE ASSETS
  Intellectual property rights               1,250,000              -
Trademarks and patents                          52,193          7,134
                                           ------------  -------------

TOTAL ASSETS                              $ 10,082,007   $     88,052
                                          =============  =============

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

  Accounts payable and accrued
       liabilities                     $        95,999      $  55,182
  Income taxes payable                           7,178              -
Due to
directors                                            -          8,755
  Note payable                                       -        135,135
                                          -------------  -------------
       Total current liabilities               103,177        199,072

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock, $0.01 par value
     100,000,000 shares authorized,
     none issued and outstanding
     at June 30, 2000 and June 30, 1999              -              -
  Common stock, $.0001 par value,
     500,000,000 shares authorized,
     27,505,000 and 17,500,000 shares
     issued and outstanding at June 30 2000
     and June 30, 1999, respectively             2,751          1,750
  Additional paid-in capital                11,675,258          8,079
  Accumulated other comprehensive income
     (loss)                                     (5,089)             -
Accumulated deficit                         (1,694,090)      (120,849)
                                          -------------   ------------
       Total stockholders' equity
             (deficit)                       9,978,830       (111,020)
                                          -------------   ------------


TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)                        $ 10,082,007   $     88,052
                                          =============  =============
















      See accompanying notes to these consolidated financial statements.

                        XML - GLOBAL TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENT OF OPERATIONS
             FOR THE YEAR ENDED JUNE 30, 2000 AND FOR THE PERIOD
               MAY 18, 1999 (DATE OF INCEPTION) TO JUNE 30, 1999


                                              2000           1999

REVENUE                                $        53,185   $      2,137
                                           ------------  -------------

OPERATING EXPENSES
  Research and development                     774,114         49,809
  Marketing and selling                        218,713              -
General and administrative                     629,075         70,091
  Fair value of options granted to
     consultants                                55,898              -
Depreciation and amortization                   35,578          3,086
                                         --------------  -------------
       Total operating expenses              1,713,378        122,986

OPERATING LOSS                              (1,660,193)      (120,849)

INTEREST INCOME                                 94,161              -
                                         --------------  -------------

NET LOSS BEFORE PROVISION FOR INCOME
  TAXES                                     (1,566,032)      (120,849)

PROVISION FOR INCOME TAXES                       7,209              -
                                        ---------------  -------------

NET LOSS                                  $ (1,573,241)  $   (120,849)
                                        ===============  =============

LOSS PER SHARE
  Basic                                   $      (0.07)  $      (0.01)
                                        =============== ==============
  Diluted                                 $      (0.07)  $      (0.01)
                                        =============== ==============














      See accompanying notes to these consolidated financial statements.

                       XML - GLOBAL TECHNOLOGIES, INC.
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
      FOR THE PERIOD MAY 18, 1999 (DATE OF INCEPTION) TO JUNE 30, 1999


                                                                               Accumulated
                                                      Additional                   Other
                                     Common Stock       Paid-in   Accumulated Comprehensive
                                 Shares      Amount     Capital     Deficit   Income (Loss)     Total
                                 -------     ------    --------  ------------ ---------------   -----
BALANCE, MAY 18, 1999
  (date of inception)                  -     $     -    $       -  $      -    $      -                  -
Share issuances for cash      12,500,000       1,250     11,250           -           -             12,500
Net loss                               -           -          -    (120,849)          -            (12,849)
Assumption of liabilities of
  International Capital
  Funding, Inc.                5,000,000         500     (3,171)          -           -             (2,671)
                            -------------  ----------  ---------   ----------- ----------        ----------

BALANCE, June 30, 1999        17,500,000       1,750      8,079    (120,849)          -           (111,020)
Share issuances for cash       8,969,865         897 10,441,250           -           -          10,442,147
Share issuance for purchase
  of DataXchg Inc.             1,000,000         100    999,900           -           -           1,000,000
Share issuances on exercise
  of warrants                    500,000          50     34,950           -           -              35,000
Extinguishment of note payable
  to stockholder                 135,135          14    135,121            -          -             135,135
Return of unvested common
  stock                         (600,000)        (60)        60            -          -                   -
Issuance of compensatory
  stock options                        -           -     55,898            -          -               55,898
Foreign currency translation
  adjustment, net of $2,622
  of tax                               -           -          -            -     (5,089)              (5,089)
Net loss                               -           -          -   (1,573,241)         -           (1,573,241)
                           -------------  ---------- ----------   ---------- -----------          -----------
     Total comprehensive
       income(loss)                                                                                (1,578,330)
                            -------------  ---------- ----------  ---------- -----------          -----------

BALANCE, June 30, 2000        27,505,000   $   2,751 $11,675,258 $(1,694,090)   $ (5,089)          $ 9,978,830
                             ============  ========== =========== ===========   ==========         ===========




     See accompanying notes to these consolidated financial statements.

                       XML - GLOBAL TECHNOLOGIES, INC.
                    CONSOLIDATED STATEMENT OF CASH FLOWS
            FOR THE YEAR ENDED JUNE 30, 2000 AND FOR THE PERIOD
              MAY 18, 1999 (DATE OF INCEPTION) TO JUNE 30, 1999

                         Increase (Decrease) in Cash

                                              2000           1999
                                              ----           -----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                $ (1,573,241)  $   (120,849)
Adjustments to reconcile net loss to net
  cash used in operating activities
  Stock issued in exchange for
     intellectual property rights
     and for services                                -         12,500
  Depreciation and amortization                 35,578          3,086
  Fair value of options granted to
     consultants                                55,898              -
Changes in operating assets and liabilities
  Trade accounts receivable                     (8,923)        (1,661)
  Other receivables                            (49,475)        (3,509)
  Prepaid expenses                              (7,239)        (4,658)
  Trade accounts payable and accrued
     liabilities                                39,705         50,389
  Income taxes payable                           7,209              -
  Advances due to directors                     (8,796)         1,223
                                          -------------  -------------
     Net cash used in operating
        activities                          (1,509,284)       (63,479)
                                          -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of investments available for
     sale                                   (1,000,000)             -
  Purchases of property and equipment         (139,684)       (55,552)
  Acquisition of trademarks and patents        (45,246)        (7,134)
  Acquisition of intellectual property        (250,000)             -
  Acquisition of subsidiary, net of cash
     acquired                                        -            611
                                          -------------  -------------
     Net cash used in investing
       activities                           (1,434,930)       (62,075)
                                        ---------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of capital stock and exercise
     of warrants, net of issue costs        10,477,147              -
  Proceeds from issuance of note payable             -        135,135
                                        ---------------  -------------
     Net cash provided from financing
       activities                           10,477,147        135,135
                                        ---------------  -------------
EFFECT OF CHANGES IN EXCHANGE RATES             (6,662)             -
                                        --------------- --------------
NET CHANGE IN CASH                           7,526,271          9,581

CASH AND CASH EQUIVALENTS, beginning
  of period                                      9,581              -
                                        --------------- --------------

CASH AND CASH EQUIVALENTS, end of period  $  7,535,852   $      9,581
                                        =============== ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
  Interest paid                           $          -   $          -
                                        =============== ==============
  Income taxes paid                       $          -   $          -
                                        =============== ==============
SUPPLEMENTAL SCHEDULE OF NONCASH
  TRANSACTION
  Shares issued for acquisition of
     subsidiary                           $  1,000,000   $          -
                                        =============== ==============
  Extinguishment of note payable to
     stockholder                          $   (135,135)  $          -
                                        =============== ==============
  Assumption of liabilities of
     International Capital Funding, Inc.  $          -   $      2,671
                                        =============== ==============


     See accompanying notes to these consolidated financial statements.

NOTE 1 - ORGANIZATION AND OPERATIONS

Organization and Development Stage Operations

Effective August 27, 1999, XML-Technologies, Inc. (XML-Technologies) and International Capital Funding, Inc. (ICF) entered into an agreement and plan of reorganization (the Agreement). In accordance with the Agreement, the shareholders of XML-Technologies received 12.5 million shares of ICF stock in exchange for the 12.5 million outstanding shares of XML-Technologies. The stockholders of ICF retained 5 million shares in exchange for no assets and the assumption of $2,671 of liabilities of ICF by XML-Technologies. The transaction was accounted for as a recapitalization of XML-Technologies and the accompanying consolidated financial statements present the financial position, results of operations, and cash flows of XML-Technologies. After entering into the Agreement, the ownership percentage of the original stockholders of XML-Technologies was reduced from 100% to 71%.

ICF was organized in 1991 for the purpose of consummating a merger or acquisition with a private entity. Prior to entering into the Agreement, it had no material amount of assets or liabilities and no operations. Subsequent to completing the Agreement, ICF changed its name to XML-Global Technologies, Inc. (XML-Global Technologies or the Company) and changed its year-end to June 30.

The capital structure in the accompanying consolidated financial statements reflects a ten for one stock split of ICF shares authorized on August 3, 1999 in anticipation of entering into the Agreement.

XML-Technologies is a Nevada corporation organized May 18, 1999 to hold either directly or indirectly all outstanding shares of XML-Global Research, Inc. and Walkabout Website Designs, Ltd., both of which are British Columbia corporations. The Company and its subsidiaries engage in the business of developing Internet based software applications using XML (eXtensible Markup Language). XML is an abbreviated version of SGML (Standard General Markup Language), the international standard for defining description of the structure and content of electronic documents.

For the period May 18, 1999 through June 30, 1999, the Company and its subsidiaries' efforts were devoted to legal formation; financial planning; recruiting directors, advisors and employees; and raising additional financing. Development stage operations during this period were financed with a loan from a director of the Company. In July 1999, the Company commenced selling its e-commerce software and, accordingly, is no longer a development stage company.

As described in Note 3, during fiscal 2000, the Company acquired DataXchg, Inc., a Delaware corporation that owns the rights to certain XML-based e-commerce technology.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The consolidated financial statements include the accounts of XML-Global Technologies, Inc. and its wholly-owned U.S. and Canadian subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents - All highly liquid investments with a maturity of three months or less at the time of purchase are consider to be cash equivalents. Cash equivalents include cash on deposit with banks, money market funds, and managed bond funds.

Investments in Securities Available for Sale - Investments in debt and equity securities with readily determinable fair values are classified as available for sale and reported at fair value, adjusted for other than temporary declines in value. Realized and unrealized gains and losses are computed using the specific identification method. Unrealized gains and losses are included in the determination of comprehensive income, net of applicable income taxes.

Securities available for sale consist solely of adjustable rate corporate notes that mature in October 2003. At June 30, 2000, there are no unrealized gains or losses on the securities.

Allowance for Doubtful Accounts - The Company considers all trade accounts receivable to be fully collectible. Accordingly, no allowance for doubtful accounts has been recorded.

Property and Equipment - Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Intangible Assets - Intellectual property rights consist primarily of the rights to certain technology known as "expressXCHG," which were acquired in connection with the business combination with DataXchg, Inc. described in
Note 3. The recorded value of the rights is $1 million. Other rights relate to certain electronic signature verification technology obtained for $250,000 cash. Both rights are being amortized using the straight-line method over four years. The rights were acquired during June 2000, and through June 30, 2000, no amortization expense was recorded.

Legal costs associated with obtaining and protecting trademarks and patents are capitalized and amortized over five years. As of June 30, 2000, no trademarks or patents were perfected, and no amortization expense was recorded.

Valuation of Long-Lived Assets - The Company periodically reviews long-lived assets, including identifiable intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may be impaired and not recoverable. Adjustments are made if the sum of the expected future undiscounted operating cash flows is less than the carrying amount.

Revenue Recognition - The Company recognizes revenue when earned, in accordance with American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions. Royalties based upon licensees' revenues or usage are recognized as licensees' revenues are earned or usage occurs. In the event that licensees' revenue recognition criteria are not met, revenue is recognized when received. Maintenance and subscription revenue is recognized ratably over the contract period. Revenue attributable to significant undelivered elements, including maintenance and technical support, is recognized over the contract period as elements are delivered. Revenues from fixed-price service contracts and software development contracts requiring significant production, modification, or customization are recognized using the percentage-of-completion method. Revenue from service contracts that are based on time incurred is recognized as work is performed.

Research and Development Costs - Research and development costs are expensed as incurred. Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, does not materially affect the Company.

Income Taxes - The Company accounts for income taxes using the liability method. Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial and income tax purposes at enacted tax rates. Deferred tax amounts represent the future tax consequences of those differences, which will be either deductible or taxable when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company files a consolidated tax return in the United States. It files separate tax returns for each of its Canadian subsidiaries in Canada. Additionally, the Canadian subsidiaries are subject to provincial income taxes in Canada.

Foreign Currency Translation - All asset and liability accounts of Canadian operations are translated into U.S. dollars at current exchange rates. Revenues and expenses are translated using the average exchange rate prevailing during the period. Foreign currency translation adjustments are reported as a component of accumulated other comprehensive income. Such adjustments were not material during the period May 18, 1999 (date of inception) to June 30, 1999.

Earnings Per Share - The Company reports earnings per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share.

Segment Information - The Company reports segment information in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires that reportable segments be designated using a management approach, which relies on the internal organization used by management for making operational decisions and assessing performance. SFAS No. 131 also requires certain disclosures about products and services, geographic areas, and major customers.

New Accounting Standard - In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Among other provisions, SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those financial instruments at fair value. Accounting for changes in fair value is dependent on the use of the derivatives and whether such use qualifies as hedging activity. The new standard, as amended, becomes effective for the Company in fiscal 2001, and management is currently assessing the impact, if any, it may have on financial position and results of operations.

NOTE 3 - MERGERS AND ACQUISITIONS

XML-Global Research, Inc.

Effective May 20, 1999, XML-Technologies, Inc. completed the acquisition of XML-Global Research, Inc. (Global) by purchasing all outstanding shares of common stock of Global for a nominal amount. Global is a British Columbia corporation organized on February 4, 1999 for the purpose of engaging in software development. The acquisition has been accounted for using the purchase method of accounting for business combinations. Prior to the acquisition, Global had no significant operations, and no goodwill was recorded in connection with the combination.

Walkabout Website Designs, Ltd.

Effective May 27, 1999, XML-Global Research, Inc. completed the acquisition of Walkabout Website Designs, Ltd. (Walkabout) by purchasing all outstanding shares of common stock of Walkabout for a nominal amount. Walkabout is a British Columbia corporation organized on September 1, 1998 for the purpose of engaging in software development. The acquisition has been accounted for using the purchase method of accounting for business combinations; and, accordingly, the operating results of Walkabout have been included in the Company's financial statements from the date of acquisition. No goodwill was recorded in connection with the combination.

DataXchg,Inc.

In October 1999, the Company and one of its non-employee directors, David Webber, co-founded DataXchg, Inc. ("DataXchg"), a Delaware corporation. The Company received 40% of common shares and David Webber received the other 60%. In exchange for the shares, the parties agreed to transfer all rights to certain technology and other intellectual property related to certain B2B (Business-to-Business) and XML-EDI (Electronic Data Interchange) solutions. Neither party has a historical cost basis in the assets that were transferred to DataXchg.

Under the terms of a licensing agreement, DataXchg granted the Company the right to use, develop, and sublicense certain technology known as "expressXCHG." Pursuant to the license agreement, the Company will pay royalties to DataXchg equal to 80% of net revenues derived from the sale and licensing of products that are either based on the technology owned by DataXchg or jointly developed by the Company and DataXchg. The Company will pay royalties equal to 20% of net revenues derived from third party use of the technology and intellectual rights.

Effective June 28, 2000 the Company acquired in a tax-free exchange Mr. Webber's 60% interest in DataXchg in exchange for the issuance of 1,000,000 shares of the Company's common stock. For financial reporting purposes, the acquisition has been accounted for as a purchase. A $1,000,000 value was assigned to the shares given as consideration for the purchase, based on the share price of other issuances of Company stock during the period the parties agreed in substance to the terms of the purchase. The purchase price was allocated to the technology rights held by DataXchg and will be amortized over four years. Management has reviewed the $1,000,000 carrying amount of the technology rights and has identified no events or changes in circumstances that would indicate that the carrying amount may not be recoverable.

DataXchg has no history of operations; through June 28, 2000, it had no revenues or expenses. Accordingly, there are no pro forma results of operations to report for periods ended prior to that date that include DataXchg.

Prior to the business combination with DataXchg, the Company's 40% investment was carried at cost, adjusted for its proportionate share of undistributed earnings or losses. Through June 28, 2000, DataXchg had no earnings or losses.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:


                                       2000          1999
                                       ----          ----

  Computer hardware                  $141,215     $  50,685
  Computer software                     8,553             -
  Leasehold improvements                9,975             -
  Office equipment                     37,406         7,339
                                    ----------    ----------
                                       197,149       58,024
  Accumulated depreciation            (38,516)       (3,086)
                                    ----------    ----------
                                     $158,633     $  54,938
                                     =========    ==========

NOTE 5 - INCOME TAXES

Net income (loss) before provision for income taxes consists of the following:


                                       2000           1999
                                       ----           ----
  U.S. operations                  $ (1,695,101)  $        -
  Canadian operations                   129,069     (120,849)
                                    ------------  -----------
                                   $ (1,566,032)  $ (120,849)
                                   =============  ===========


The provision for income taxes consists of the following:

                                       2000           1999
                                       -----          ----
  Current expense
     Canadian                      $      7,209   $        -
  Deferred expense (benefit)
     U.S.                              (576,300)           -
     Canadian                            48,300      (48,300)
     Change in valuation allowance      528,000       48,300
                                    ------------  -----------
                                   $      7,209   $        -
                                    ============  ===========



The total provision differs from the amount computed using U.S. federal statutory income tax rates as follows:


                                       2000           1999
                                       ----           ----

  Net loss before provision for
     income taxes                  $ (1,566,032)  $ (120,849)
  U.S. statutory rate                        34%          34%
  Tax benefit at statutory rate        (532,500)     (41,100)
  Excess income tax expense
     (benefit) in Canada and other       11,709       (7,200)
  Increase in valuation allowance       528,000       48,300
                                   ------------- ------------
                                   $      7,209   $        -
                                   ============= ============

The tax effects of temporary differences that give rise to deferred tax assets (liabilities) are as follows:

                                       2000           1999
                                       ----           ----
  Assets
     Net operating loss
       carryforwards               $    557,300   $   48,300
     Stock-based compensation            19,000            -
     Foreign currency translation
       adjustment                         2,622            -
     Valuation allowance               (576,300)     (48,300)
                                    ------------  -----------
     Net deferred tax asset        $      2,622   $        -
                                    ============  ===========


The Company has approximately $1.6 million of U.S. net operating loss carryforwards, which expire in 2020. Uncertainty exists surrounding realization of the benefit of the loss carryforwards; and, accordingly, the Company has recorded a $576,300 valuation allowance to reduce deferred tax assets to an amount that will more likely than not be realized.

Under existing tax laws, undistributed earnings of foreign subsidiaries are not subject to U.S. tax until distributed as dividends. Currently, the Company's Canadian subsidiaries have no undistributed earnings. In the event such earnings accumulate, they would be considered to be indefinitely reinvested, and no deferred income taxes would be provided on such amounts.

NOTE 6 - EARNINGS PER SHARE

The numerators and denominators of basic and diluted earnings per share are as follows:


                                       2000           1999
                                       ----           ----
  Numerator - net loss             $ (1,573,241)  $ (120,849)
  Denominator - weighted average
     number of shares outstanding    21,205,800   17,500,000


As described in Note 7 and Note 8, during fiscal 2000, the Company granted stock options and warrants to purchase up to 9,975,000 shares of common stock. These shares were not included in computing diluted earnings per share because their effects were antidilutive.

NOTE 7 - STOCKHOLDERS' EQUITY

Preferred Stock

The Company has 100,000,000 authorized shares of $0.01 par value preferred stock. The Board of Directors may authorize issuance of any number of shares in series and assign specific rights and preferences to each series without limitation. As of June 30, 2000 and 1999, no shares have been issued.

Common Stock and Stock Warrants

The Company has a single class of $0.0001 par value common stock. Authorized shares total 500 million. After giving effect to the Agreement discussed in
Note 1 and a ten for one stock split authorized on August 3, 1999, the Company had 17.5 million shares issued and outstanding at June 30, 1999. At June 30, 2000, the Company had 27.5 million shares issued (or committed to be issued) and outstanding.

During fiscal 2000, the Company entered into the equity transactions described below. All issuances are exempt from registration in reliance on Rule 506 of Regulation D or Section 4(2) of the Securities Act of 1933.

  1) Concurrent with completing the Agreement discussed in Note 1, the Company issued 2,330,000 units to investors at $1.00 per unit for total proceeds of $2,330,000. Total issue costs were approximately $173,000. Units issued consist of one common share and a stock purchase warrant entitling the holder to acquire one common share at an exercise price of $4.00 within the first six months following the issue date, or $6.00 within the second six months following the issue date. Subsequent to issuance, the terms of the warrants were modified such that the holder may acquire one share of common stock at an exercise price of $4.00 up until December 31, 2000.

  2) Effective September 1, 1999, the Company issued a warrant that entitles the holder to purchase 200,000 shares of common stock for $5.00 per share. The term of the warrant is five years.

  3) Effective January 13, 2000, the Company entered into a Securities Purchase Agreement (the "Agreement") with XMLFund LLC ("XMLFund"), an unrelated third party. Under the Agreement, XMLFund agreed to purchase 500,000 units at a price of $2.00 per unit for total proceeds of $1 million. Each unit consists of two shares of common stock, one Class A warrant and one Class A-1 warrant. Each Class A warrant entitles XMLFund to purchase one additional share of common stock at a price of $2.00 per share, and each Class A-1 warrant entitles XMLFund to purchase one additional share of common stock at a price of $0.07 per share. The term of the Class A warrants is three years and the term of the Class A-1 warrants is 60 days. The Class A-1 warrants were exercised in March 2000, from which the Company received gross proceeds of $35,000. Although the exercise price of the Class A-1 warrants is below the fair value of the Company's stock, the warrants were not issued in consideration of past or future services received from XMLFund. The total estimated fair value of all equity instruments comprising the units sold to XMLFund approximate the total proceeds received. Accordingly, the Company has recognized no compensation expense related to the Class A-1 warrants.

     If within one year of the sale of the units (or once all warrants are exercised, if earlier) the Company proposes to register any of its common stock under the Securities Act of 1993 in connection with a public offering, the Company agrees to use its best efforts to register also the shares held by XMLFund. In the event the Company proposes to offer for sale any new common shares or securities convertible into common shares, or any other class of capital stock, the Company has granted XMLFund the preemptive right to purchase additional shares necessary to maintain its percentage interest in the Company.

  4) Effective February 22, February 29, and April 7, 2000, the Company entered into agreements to issue a total of 1,050,000 units at a price of $1.00 per unit for total proceeds of $1,050,000. Each unit consists of one share of common stock and one warrant. Each warrant entitles holders to purchase one additional share of common stock at a price of $4.00 per share. The warrants expire on December 31, 2000. If within one year of the sale of the units the Company proposes to register any of its common stock under the Securities Act of 1933 in connection with a public offering, the Company agrees to use its best efforts to register also the shares issued in these private placements.

  5) On February 24, 2000, one of the Company's founding stockholders left the employee of the Company. The employee and the Company agreed that he would return 600,000 of the 800,000 shares originally issued to him, at no cost to the Company.

  6) Effective April 5, 2000, the Company entered into a second Securities Purchase Agreement (the Agreement) with XMLFund. Under this Agreement, XMLFund agreed to purchase 100,000 units at a price of $1.00 per unit for total proceeds of $100,000. Each unit consists of one share of common stock and one warrant. Each warrant entitles XMLFund to purchase one additional share of common stock at $4.00 per share. The warrants expire on December 31, 2000. If, within one year of the sale of the units, the Company proposes to register any of its common stock under the Securities Act of 1933 in connection with a public offering, the Company agrees to use its best efforts to register also the shares held by XMLFund.

  7) Effective March 3, 2000, the Company engaged Westminster Securities Corporation (Westminster) to serve as its placement agent for the purpose of offering up to 105 units at a price of $75,000 per unit. Each unit consists of 50,000 shares of common stock and 50,000 redeemable warrants. During the first six months of the 18 month term of the warrants, each warrant entitles holders to purchase one additional share of common stock at a price of $4.00 per share.
       During the following 12 months, holders are entitled to purchase additional common shares at a price of $6.00 per share. The warrants are redeemable by the Company at $0.01 per warrant in the event the company (i) registers the shares to honor the warrants, (ii) the shares are listed on a national exchange, Nasdaq, or the Over-the-Counter Bulletin Board, (iii) the closing bid price of such shares for the 20 trading days prior to redemption is 200% of the exercise price of the warrants, and (iv) no lockup provisions restrict the resale of the shares. In connection with the offering, the Company intends to register up to 5.25 million common shares and 5.25 million warrants in various states where such securities may be sold.

     Through June 30, 2000 the Company received paid subscriptions for 92.5 units for gross proceeds of $6,937,500. Related costs of issuance were approximately $667,000. In connection with the issuance, the Company granted Westminster an option to purchase 9.25 of the units at the $75,000 unit price. The term of the option is 18 months.

NOTE 8 - 1999 STOCK PLAN

On October 19, 1999, the Company adopted a stock incentive plan (the "1999 Stock Plan") to provide incentives to employees, directors and consultants. Under the 1999 Stock Plan, the Company has reserved a total of 4,000,000 shares of Common Stock for issuance with the maximum term of options being ten years. The Board of Directors has the exclusive power over the granting of options and their vesting provisions. During the year ended June 30, 2000, the Company granted 1,170,000 options to employees, directors and consultants at an exercise price of $1.00 per share and 25,000 options to employees at an exercise price of $1.50 per share. The options have a seven year term.

A summary of the status of the Plan during fiscal 2000 is as follows:


                                                    Weighted
                                                     Average
                                     Number of      Exercise
                                      Options         Price
                                     --------       ---------
  Options outstanding at June 30,
       1999
     Granted                          1,195,000   $     1.01
     Exercised                                -            -
     Forfeited                          (25,000)        1.00
     Options outstanding at June 30,
       2000                           1,170,000         1.01
                                     ===========  ===========
     Options exercisable at June 30,
       2000                           1,140,000   $     1.00
                                     ===========  ===========


A summary of stock options outstanding at June 30, 2000 is as follows:


                        Options Outstanding                        Options Exercisable
                        -------------------                        --------------------
                                    Weighted-
                                     Average      Weighted
  Range of                          Remaining      Average                 Average
  Exercise             Number      Contractual    Exercise      Number    Exercise
   Prices            Outstanding      Life          Price     Exercisable   Price
  ---------         ------------   -----------    ---------   ------------ ---------

    $1.00             1,145,000    6.5 years     $     1.00    1,140,000     $1.00
    $1.50                25,000    7.0 years     $     1.50            -      1.50
                    -----------                             ------------
                      1,170,000                                1,140,000
                    ===========                             ============


The Company applies the provision of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations to account for its stock-based awards. Accordingly, costs for employee stock options or issuance of shares is measured as the excess, if any, of the fair value of the Company's common stock at the measurement date over the amount the employee must pay to acquire the stock. The cost for the issuance of options to non-employees is based on the fair value of the options granted at the date the services were performed using the Black-Scholes option pricing model. Stock-based compensation expense recognized during fiscal 2000 was $55,898.

SFAS No. 123, Accounting for Stock-Based Compensation, requires disclosure of the pro forma effect of applying the fair value method of accounting for stock options issued to employees. The Company uses the Black-Scholes option-pricing model to compute estimated fair value, based on the following assumptions:



          Risk-free interest rate                 6.0%
          Dividend yield rate                     -%
          Price volatility                        20%
          Weighted average expected life of
               options                            3 years


In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation. FASB Interpretation No. 44 clarifies that non-employee members of an entity's Board of Directors do not meet the definition of an employee, in which case the requirements of SFAS No. 123 must be applied. However, an exception is made to require the application of APB Opinion No. 25 to stock compensation granted to a non-employee director for services provided as a director if the director was (a) elected by stockholders or (b) appointed to a board position that will be filled by stockholder election when the existing term expires.

The pro forma effect of applying the fair value method of accounting for options issued to employees and directors results in a $133,400 increase in net loss and a $0.01 increase in net loss per share for the year ended
June 30, 2000.

NOTE 9 - RELATED PARTY TRANSACTIONS

During the year ended June 30, 2000, the Company extinguished a $135,135 note payable due to a director through the issuance of common stock. The Company also paid $184,000 in management fees to directors and to companies controlled by directors.

NOTE 10 - CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, securities available for sale, and trade accounts receivable. The Company places its temporary cash investments with major U.S. and Canadian banks and a U.S. brokerage firm. Cash deposited with U.S. banks are insured up to $100,000. Cash deposited with Canadian banks are insured up to Cdn $60,000. Securities, mutual funds, money market funds, and other investments maintained with a U.S. brokerage firm are uninsured.

The Company extends credit to customers based on evaluation of customers' financial condition and credit history. Collateral is generally not required. Customers include U.S., Canadian, and Korean entities engaged in e-commerce and software development.

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of cash, cash equivalents and trade accounts receivable and payable, and accrued liabilities all approximate their fair value due to the short-term nature of the instruments. Investments in securities available for sale are reported at fair value.

NOTE 12 - SEGMENT AND GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS

The Company's operations consist of a single reportable segment. This segment derives its revenues from sales of products and services employing XML (eXtensible Mark-up Language) that are used by businesses to conduct e-commerce. Through June 30, 1999, the Company's efforts were focused primarily on development stage operations, and activities within this segment were limited prior to that date. The following tables and schedules summarize certain information about this segment.


                                                 XML-Based
                                           Products and Services
                                           ---------------------
                                              2000       1999
                                             ------      ------
  External revenues                         $53,185    $ 2,137
  Intersegment revenues                           -          -
  Interest expense                                -          -
  Depreciation and amortization              35,578      3,086
  Segment loss before tax                (1,510,228)  (120,849)
  Segment assets                          1,587,019     88,052
  Expenditures for segment assets           434,930     62,686
  Software rights acquired for stock      1,000,000          -


Following are reconciliations to corresponding totals in the accompanying financial statements:



                                             2000            1999
                                             ----            ----
  Total revenues for reportable segments  $   53,185     $    2,137
  Less intersegment revenues                       -              -
                                            ---------      ---------

     Consolidated revenues               $    53,185    $      2,137
                                        =============   ============

  Total loss before tax for reportable
     segments                            $(1,510,228)   $   (120,849)
  Corporate headquarters expense, net of
     interest income                          45,804              -
                                        -------------   ------------

     Consolidated net loss before
      provision for income taxes         $(1,556,032)   $  (120,849)
                                        =============   ============

  Total assets for reportable segments   $ 1,587,019    $    88,052
  Unallocated cash and investments         8,494,988              -
                                         ------------   ------------

     Consolidated total assets           $10,082,007    $    88,052
                                        =============   ============


Geographic Information

Following is a summary of revenues and long-lived assets related to the respective countries in which the Company operates. Revenues are attributed to countries based on location of customers.


                               2000                       1999
                               -----                     ------
                                   Long-Lived                 Long-Lived
Revenues                      Assets           Revenues         Assets
                      ---------    ----------  ----------    ------------
     United States   $    7,254    $       -   $       -      $       -
     Canada              30,731      158,633       2,137         54,938
     Korea               15,200            -           -              -
                      ---------   -----------  ----------     ----------
        Consolidated
          totals     $   53,185   $  158,633  $    2,137     $   54,938
                     ==========    ==========  ==========     ==========


Major Customers

The Company currently has no major customers.

NOTE 13 - LEASE COMMITMENT

In March 2000, the Company entered into a lease agreement for a new operating facility in Vancouver, British Columbia. Prior to entering into this agreement, the Company had been renting its existing facility on a short-term basis. The new lease commenced on June 1, 2000 and runs for five years. During the first two years, monthly lease payments are $4,700. However, the facility is provided at no charge for the first five months of each of the first two years. During the following three years, monthly lease payments are $5,500. The lease agreement also requires that the Company pay its proportional share of operating costs and property taxes.

Future minimum lease payments required under the lease, excluding the Company's share of operating costs and property taxes, are as follows:


               Year Ending
                  June 30,
                  2001                       $   28,000
                  2002                           38,200
                  2003                           65,500
                  2004                           65,500
                  2005                           54,500
                                             ----------
                                             $  251,700
                                             ==========


The effect of the scheduled rent increase and "rent holidays" are recognized on a straight-line basis over the five-year term of the lease. During 2000 and 1999, rent expense was $73,700 and $5,900, respectively.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.


                        XML - Global Technologies, Inc.

                       24,335,000 Shares of Common Stock


                               October ___, 2000



Until ___________, 2000 (25 days after the
date of this prospectus), all dealers effecting transactions in the shares offered by this pro-spectus - whether or not participating in the offering - may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

       TABLE OF CONTENTS
                          Page
Prospectus Summary           2
Risk Factors                 4
Certain Market Information  14
Forward-Looking Statements  15    ____________________________
Dividend Policy             16
Capitalization              16             Prospectus
Selected Financial Data     17    ____________________________
Management Discussion       18
Business                    24
Management                  35
Certain Transactions        40         October _____, 2000
Principal Stockholders      42
Additional Information      44
Selling Securityholders     45
Use of Proceeds             54
Plan of Distribution        55
Description of Securities   56
Legal Matters               56
Experts                     56

                                    Part II

                    Information Not Required in Prospectus


Item 24.  Indemnification of Directors and Officers.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

     7-109-101.  Definitions.  As used in this article:

     (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (3)  "Expenses" includes counsel fees.

     (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

     (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

     (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     7-109-102.  Authority to indemnify directors.

     (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

       (a)  The person conducted himself or herself in good faith; and

       (b)  The person reasonably believed:

          (i) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

          (ii) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

       (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (ii) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4)  A corporation may not indemnify a director under this section:

       (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

       (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     7-109-103. Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     7-109-104.  Advance of expenses to directors.

     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

       (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

       (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

       (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

     7-109-105.  Court-ordered indemnification of directors.

     (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

       (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

       (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     7-109-106. Determination and authorization of indemnification of directors.

     (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

     (2) The determinations required by subsection (1) of this section shall be made:

       (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

       (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

     (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

       (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph
     (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

       (b)  By the shareholders.

     (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     7-109-107. Indemnification of officers, employees, fiduciaries, and agents.

     (1)  Unless otherwise provided in the articles of incorporation:

       (a)  An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

       (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

       (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     7-109-108. Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107.
     Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     7-109-109.  Limitation of indemnification of directors.

     (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

     (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

     7-109-110.  Notice to shareholder of indemnification of director.
     If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                 *     *     *
     Article IX, Section 1 of the Articles of Incorporation of the Company provides, in pertinent part:

     The Board of Directors of the corporation shall have the power to indemnify any director, officer, employee or agent of the corporation to the fullest extent permitted by the Colorado Corporation Code as presently existing or as hereafter amended.

     Article XII of the Articles of Incorporation of the Company provides, in pertinent part:

     To the fullest extent permitted by the Colorado Corporation Code as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 25.  Other Expenses of Issuance and Distribution.

     The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:


     SEC Filing Fee                     $   9,636.66
     Printing Expenses                      5,000.00
     Accounting Fees and Expenses          25,000.00
     Legal Fees and Expenses               25,000.00
     Blue Sky Fees and Expenses             5,000.00
     Registrar and Transfer Agent Fee       5,000.00
     Miscellaneous                         25,363.34
                                        ------------

          Total                          $100,000.00

Item 26.  Recent Sales of Unregistered Securities.

                1. In August 1999, the Company issued 12,500,000 shares of common stock in exchange for 12,500,000 shares of common stock of XML Technologies, Inc., a Nevada corporation. The shares were issued to 23 persons, all of whom qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

                2. In August 1999, we issued and sold a total of 2,330,000 units in consideration of $1.00 per unit. The units consisted of one share of common stock and one warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. The shares were issued exclusively to investors who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

                3. In September 1999, we issued warrants exercisable to purchase 200,000 shares of our common stock at an exercise price of $5.00 per share to a consultant in consideration of consulting services. The warrants were issued to one consultant who qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act.

                4. In January 2000, we issued to one private investment fund 500,000 units in consideration of payment in the amount of $2.00 per unit. Each unit consisted of two shares of our common stock, one warrant exercisable for three years to purchase an additional share of common stock at $2.00 per share and an additional warrant exercisable for 60 days to purchase an additional share of common stock at an exercise price of $.07 per share. The units were issued to one institutional investor that qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

                5. In February 2000, we sold to a private trust 500,000 units at a price of $1.00 per unit. Each unit consisted of one share of common stock and one warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. The investor qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

                6. In April 2000, we sold to two investors 150,000 units at a price of $1.00 per unit. Each unit consisted of one share of our common stock and one additional warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. The investors qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

                7. In April 2000, we sold an aggregate of 92.5 units at a price of $75,000 per unit. Each unit consisted of 50,000 shares of our common stock and 50,000 warrants exercisable for 18 months to purchase an additional share of common stock, initially at an exercise price of $4.00 per share and $6.00 after six months. The units were sold to 50 investors, each of which qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

                8. In April 2000, we issued to an investment banker a unit purchase option exercisable to purchase for 18 months 9.25 units at an exercise price of $75,000 per unit. Each unit consists of 50,000 shares of our common stock and 50,000 warrants. The investment banker qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

                9. In March 2000, we issued 500,000 shares of our common stock in consideration of $.07 per share pursuant to the exercise of the warrant issued to the private investment fund as part of the units identified in Paragraph 4 above. The shares were issued to one investor who qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

                10. In April 2000, we sold to the same private trust identified in Paragraph 5 above an additional 500,000 units at a price of $1.00 per unit. Each unit consisted of one share of common stock and one warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. The investor qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

                11. In June 2000 we issued to Mr. David Webber, one of our directors, 1,000,000 shares of our common stock in exchange for 60% of the issued and outstanding shares of common stock of DataXchg, Inc. Mr. Webber qualified as an "accredited investor" within the meaning of Rule 501(A) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 27.        Exhibits.

                a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

  Exhibit No.  Title


*    3.1       Articles of Incorporation dated June 11, 1991
***  3.2       Articles of Amendment to Articles of Incorporation dated
               October 19, 1999
*    3.3       Bylaws
***  4.1       Specimen Common Stock Certificate
***  4.2       Specimen Warrant Certificate
***  4.3       1999 Equity Incentive Plan
***  5.0       Opinion of Neuman & Drennen, LLC
**  10.1       Agreement and Plan of Reorganization dated as of
               August 27, 1999
***  10.2      Purchase Agreement between International Capital Funding, Inc.
               and Jonathan Cohen dated September 1, 1999
***  10.3      Registration Rights Agreement between International Capital
               Funding, Inc. and Jonathan Cohen dated September 1, 1999
***  10.4      Joint Venture Technology Agreement between XML - Global
               Technologies, Inc., Gnosis, Inc. and David R. R. Webber dated as of November 18, 1999
***  10.5      Consulting Agreement between Data Xchg, Inc. and David Webber
***  10.6      License Agreement between Data Xchg, Inc. and XML - Global
               Technologies, Inc.
***  10.7      Pre-Incorporation Agreement between XML - Global Technologies,
               Inc. and David Webber
***  10.8      Form of Lock-up and Vesting Agreement
***  10.9      Securities Purchase Agreement between XML - Global
               Technologies, Inc. and XML Fund, LLC dated January 13, 2000
***  10.10     Securities Purchase Agreement between XML - Global
               Technologies, Inc. and XML Fund, LLC dated April 5, 2000
***  10.11     Securities Purchase Agreement between XML - Global
               Technologies, Inc. and the Tomasovich Family Trust
***  10.12     Securities Purchase Agreement between XML - Global
               Technologies, Inc. and Tomasovich Family Trust
***  10.13     Unit Purchase Option Agreement between XML - Global
               Technologies, Inc. and Westminster Securities Corp.
***  10.14     Commercial Lease with Radical Entertainment Ltd. dated May 5,
               1999



***  10.15     Software Development and License Agreement between B2Binternet,
               Inc. and XML - Global Technologies, Inc. dated June 12, 2000
***  10.16     Letter Agreement between PenOp, Limited and XML - Global
               Technologies, Inc. dated June 1, 2000

**** 10.17     Agreement to Exchange Stock dated June 28, 2000 with David
               Webber
***  22.0      List of Subsidiaries
***  23.1      Consent of Neuman & Drennen, LLC
     23.2      Consent of Moss Adams
_________________

* Incorporated by reference from the Registration Statement on Form 10-SB filed with the Commission on November 18, 1997

** Incorporated by referenced from the Current Report on Form 8-K which was filed with the Commission on September 8, 1999

***  Previously filed.

**** Incorporated by reference from the Current Report on Form 8K which was filed with the Commission on June 30, 2000.


Item 28.  Undertakings.

  The undersigned Registrant hereby undertakes:

     1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

     2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Pre-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized. In the City of Vancouver, British Columbia, Canada, on the 3rd day of October, 2000.

                                   XML - GLOBAL TECHNOLOGIES, INC.,
                                   a Colorado corporation


                                   By:  /s/ Peter Shandro
                                      -----------------------------------
                                      Peter Shandro, President


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with XML - Global Technologies, Inc. and on the dates indicated.

Signature                                       Title                Date
---------                                       ----                 ----


/s/ Peter Shandro                    Chairman of the Board, CEO,    10/3/00
-----------------------------           President and Director
Peter Shandro

/s/ Duane Nickull                     Chief Technology Officer,     10/3/00
-----------------------------                 Director
Duane Nickull

/s/ Simon Anderson                    Chief Financial Officer,      10/3/00
-----------------------------                 Director
Simon Anderson

/s/ David Webber                              Director              10/3/00
-----------------------------
David Webber